Exhibit 10.1

Execution Version

UNSECURED TERM LOAN CREDIT AGREEMENT

among

TEAM, INC.

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CORRE CREDIT FUND, LLC,

as Agent

Dated as of November 9, 2021

ARTICLE I. DEFINITIONS		1

1.1	Definitions	1
1.2	Accounting Terms and Determinations	41
1.3	Divisions	42
1.4	Other Terms; Headings	42
1.5	Dutch Terms	43
1.6	Quebec Matters	44

ARTICLE II. THE CREDIT FACILITIES		44

2.1	The Loans	44
2.2	(Reserved)	45
2.3	Procedure for Borrowing; Notices of Borrowing	45
2.4	Application of Proceeds	46
2.5	Mandatory Prepayments; Optional Prepayments	46
2.6	(Reserved)	47
2.7	(Reserved)	47
2.8	Term	48
2.9	Payment Procedures	48
2.10	Designation of a Different Lending Office	48
2.11	Replacement of Lenders	49
2.12	(Reserved)	49
2.13	(Reserved)	49
2.14	Sharing of Payments, Etc.	49

ARTICLE III. (reserved)		50

ARTICLE IV. INTEREST, FEES AND EXPENSES		50

4.1	Interest	50
4.2	Interest After Event of Default	50
4.3	Applicable Premium	50
4.4	(Reserved)	51
4.5	(Reserved)	51
4.6	(Reserved)	51
4.7	(Reserved)	51
4.8	(Reserved)	51
4.9	Calculations	51
4.10	Increased Costs	52
4.11	Taxes	53

ARTICLE V. CONDITIONS OF LENDING		57

5.1	Conditions to Initial Term Loans	57
5.2	Conditions to First Delayed Draw Term Loan	57
5.3	Second Delayed Draw Term Loan	59
5.4	Conditions to each Loan	59

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		60

6.1	Representations and Warranties of Borrower	60

-i-

ARTICLE VII. AFFIRMATIVE COVENANTS OF THE BORROWER		70

7.1	Existence	70
7.2	Maintenance of Property	71
7.3	Refinancing of the ABL Obligations	71
7.4	Taxes	71
7.5	Requirements of Law	71
7.6	Insurance	71
7.7	Books and Records; Inspections	72
7.8	Notification Requirements	73
7.9	Milestones	76
7.10	Qualify to Transact Business	77
7.11	Financial Reporting	77
7.12	Payment of Liabilities	79
7.13	ERISA	80
7.14	Environmental Matters	80
7.15	Intellectual Property	80
7.16	Solvency	80
7.17	Access to Employees, etc.	81
7.18	Additional Warrants; Alternative Preferred Equity	81
7.19	Anti-Money Laundering Laws and Anti-Corruption Laws	82
7.20	Formation of Subsidiaries; Further Assurances	82
7.21	Post-Closing Covenants	82
7.22	(Reserved)	82
7.23	Residency for Dutch Tax Purposes	82
7.24	Fiscal Unity for Dutch Tax Purposes	82
7.25	Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes	83

ARTICLE VIII. NEGATIVE COVENANTS		83

8.1	Indebtedness	83
8.2	(Reserved)	85
8.3	Entity Changes, Etc.	85
8.4	Change in Nature of Business	86
8.5	Sales, Etc.	86
8.6	Use of Proceeds	87
8.7	(Reserved)	87
8.8	Liens	88
8.9	Dividends, Redemptions, Distributions, Etc.	88
8.10	Investments	88
8.11	(Reserved)	89
8.12	Fiscal Year	89
8.13	Accounting Changes	89
8.14	(Reserved)	89
8.15	ERISA Compliance	90
8.16	UK Pensions	90
8.17	Prepayments; Amendments; Employment Agreements	91
8.18	Lease Obligations	93

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8.19	(Reserved)	93
8.20	(Reserved)	93
8.21	(Reserved)	93
8.22	Negative Pledge	93
8.23	Affiliate Transactions	94

ARTICLE IX. FINANCIAL COVENANT(S)		94

9.1	Financial Covenant to be Agreed	94
9.2	Maximum Annual Capital Expenditures	94
9.3	Minimum Liquidity	95

ARTICLE X. EVENTS OF DEFAULT		95

10.1	Events of Default	95
10.2	Acceleration and Termination	97
10.3	(Reserved)	98
10.4	(Reserved)	98
10.5	Post-Default Allocation of Payments	98
10.6	No Marshaling; Deficiencies; Remedies Cumulative	99
10.7	Waivers	99
10.8	Further Rights of Agent and the Lenders	99
10.9	Interest After Event of Default	99
10.10	Receiver	99
10.11	Rights and Remedies not Exclusive	100

ARTICLE XI. THE AGENT		100

11.1	Appointment of Agent	100
11.2	Nature of Duties of Agent	100
11.3	Lack of Reliance on Agent	100
11.4	Certain Rights of Agent	101
11.5	Reliance by Agent	101
11.6	Indemnification of Agent	101
11.7	Agent in Its Individual Capacity	101
11.8	Holders of Notes	102
11.9	Successor Agent	102
11.10	(Reserved)	102
11.11	Actions with Respect to Defaults	102
11.12	Delivery of Information	102

ARTICLE XII. GENERAL PROVISIONS		103

12.1	Notices	103
12.2	Delays; Partial Exercise of Remedies	104
12.3	Right of Setoff	104
12.4	Indemnification; Reimbursement of Expenses of Collection	104
12.5	Amendments, Waivers and Consents	105
12.6	Nonliability of Agent and Lenders	106
12.7	Assignments and Participations	106
12.8	Counterparts; Facsimile Signatures	109

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12.9	Severability	110
12.10	Maximum Rate	110
12.11	(Reserved)	110
12.12	Entire Agreement; Successors and Assigns; Interpretation	110
12.13	LIMITATION OF LIABILITY	111
12.14	GOVERNING LAW	111
12.15	SUBMISSION TO JURISDICTION	111
12.16	(Reserved)	112
12.17	JURY TRIAL	112
12.18	Attorney	112
12.19	Agent Titles	112
12.20	Publicity	112
12.21	No Third Party Beneficiaries	113
12.22	Confidentiality	113
12.23	Patriot Act Notice, etc.	114
12.24	Advice of Counsel	114
12.25	Captions	114
12.26	Platform	114
12.27	(Reserved)	115
12.28	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	115
12.29	Time	115
12.30	Keepwell	115
12.31	Sovereign Immunity	116
12.32	Tax Treatment	116

-iv-

Schedules

Schedule 6.1(g)	Ownership; Subsidiaries
Schedule 6.1(p)	Judgments; Litigation
Schedule 6.1(v)	ERISA Plans

Schedule 6.1(x)	Labor Contracts

Schedule 6.1(nn)	Responsible Officers
Schedule 7.21	Post-Closing Covenants

Schedule 8.5	Dispositions

Annexes

Annex A	Lenders and Commitments
Exhibits
Exhibit A	Note
Exhibit B	Notice of Borrowing
Exhibit C	(Reserved)
Exhibit D	(Reserved)

Exhibit F	Financial Condition Certificate
Exhibit G	Closing Certificate
Exhibit H	Compliance Certificate
Exhibit I	(Reserved)
Exhibit J	Assignment and Acceptance
Exhibits K-1 to K-4	U.S. Tax Compliance Certificates

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TERM LOAN CREDIT AGREEMENT

This CREDIT AGREEMENT, is entered into as of November 9, 2021, among (i) TEAM, INC., a Delaware corporation (the “Borrower”), (ii) each of the lenders identified as a “Lender” on Annex A attached hereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”), and (iii) Corre Credit Fund, LLC, acting not individually but as agent on behalf of, and for the benefit of, the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, herein called the “Agent”).

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make term loans to the Borrower in an aggregate amount of up to $75,000,000 and have requested that Corre Credit Fund, LLC act as Agent in connection with such credit extensions;

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Borrower, the Lenders, and the Agent, each intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC (including Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Deposit Account, Drafts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Instruments, Promissory Notes, Proceeds, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the UCC unless otherwise defined herein. In addition, as used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“2017 Senior Convertible Notes” means the 5.00% Convertible Senior Notes due 2023 issued by the Borrower as of December 18, 2020.

“2020 Term Loan Agent” means Atlantic Park Strategic Capital Fund, L.P., in its capacity as administrative agent and/or collateral agent for the lenders under the 2020 Term Loan Credit Agreement, or the administrative agent and/or collateral agent (or similar agent) under any other 2020 Term Loan Facility, and any successor thereto in any such capacity.

“2020 Term Loan Credit Agreement” means that certain Credit Agreement, dated as of December 18, 2020, by and among the Borrower, the lenders party thereto from time to time and 2020 Term Loan Agent, as amended, restated, supplemented or otherwise modified (including increasing the amount loaned thereunder) or extended or refinanced from time to time in accordance with the Loan Documents.

“2020 Term Loan Facility” means Indebtedness under (a) the 2020 Term Loan Credit Agreement and (b) any customary term loan credit facility that refunds, replaces (whether upon termination or otherwise) or refinances in whole or in part any Indebtedness under the 2020 Term Loan Credit Agreement from time to time; provided that any such Indebtedness is Incurred in accordance with Section 8.1.

“2020 Term Loan Obligations” means all “Term Loan Debt” (as defined in the Intercreditor Agreement).

“2020 Term Loan Documents” means (a) the 2020 Term Loan Credit Agreement and (b) each of the other agreements, instruments and other documents with respect to the 2020 Term Loan Obligations, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

“2020 Term Loan Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof by and among the Agent, the 2020 Term Loan Agent and the Borrower.

“ABL Agent” means Citibank, N.A., in its capacity as administrative agent and/or collateral agent for the lenders under the ABL Credit Agreement, or the administrative agent and/or collateral agent (or similar agent) under any other ABL Facility, and any successor thereto in any such capacity.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of December 18, 2020, by and among the Borrower, the lenders party thereto from time to time and ABL Agent, as amended, restated, supplemented or otherwise modified (including increasing the amount loaned thereunder) or extended or refinanced from time to time in accordance with the Loan Documents.

“ABL Facility” means Indebtedness under (a) the ABL Credit Agreement and (b) any customary asset-based revolving credit facility that refunds, replaces (whether upon termination or otherwise) or refinances in whole or in part any Indebtedness under the ABL Credit Agreement from time to time; provided that any such Indebtedness is incurred in accordance with Section 8.1.

“ABL Obligations” means all “ABL Debt” (as defined in the Intercreditor Agreement).

“ABL Loan Documents” means (a) the ABL Credit Agreement and (b) each of the other agreements, instruments and other documents with respect to the ABL Obligations, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

“ABL Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof by and among the Agent, the ABL Agent and the Borrower.

“Acceptance Date” has the meaning specified in Section 12.7(b).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that

(i) such Indebtedness (i) was in existence prior to the date of such Permitted Acquisition, and (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition,

(ii) no Person (other than such Person so acquired in such Permitted Acquisition or any other Person that such Person merges with or that acquires the assets of such Person in connection with such Permitted Acquisition) shall have any liability or other obligation with respect to such Indebtedness and

(iii) if such Indebtedness is secured, no Lien thereon shall extend to or cover any other assets other than the assets acquired in such Permitted Acquisition (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or attach to any other property of any Loan Party.

“Acquisition” means (i) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (ii) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

“Additional Lender” has the meaning specified in Section 2.16(b).

“Additional Warrants” means that certain common stock purchase warrant, to be issued to an Affiliate designated by Corre Partners Management, LLC in accordance with the terms hereof and of the Corre/AP Term Sheet, to purchase shares of common stock, $0.01 par value per share, of the Borrower with an effective exercise price of $1.50 per share.

“Advance” means amounts advanced by the Lenders (or any of them, as applicable) to or for the benefit of Borrower pursuant to Section 2.1 hereof on the occasion of any borrowing and “Advances” shall mean more than one Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person who directly or indirectly Controls, is under common Control with, is Controlled by or is a director, officer, manager or general partner of such Person, provided that, in any event, any Person who owns directly or indirectly 15% or more of the Voting Interests of a Person, shall be deemed to control such Person. Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of the Borrower: (i) the Borrower, (iii) each Guarantor and (iv) all Subsidiaries.

“Agent” has the meaning specified in the preamble to this Agreement.

“Agent Parties” has the meaning specified in Section 12.25(b).

“Agent’s Payment Account” means an account designated on the Closing Date and from time to time thereafter by Agent to the Lenders and Borrower as the “Agent’s Payment Account”.

“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“AHYDO Catch-Up Payment” has the meaning specified in Section 2.5(c).

“AHYDO Catch-Up Payment Date” has the meaning specified in Section 2.5(c).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), each as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable statutes, laws, regulations, or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), the Patriot Act and the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada).

“Applicable Premium” means, in connection with the occurrence of an Applicable Premium Trigger Event:

(A) during the period from and after the Closing Date up to and including the date that is the first anniversary of the Closing Date, an amount equal to 15.00% of the aggregate principal amount of the Term Loans being paid on such date;

(B) during the period after the first anniversary of the Closing Date up to and including the date that is the second anniversary of the Closing Date, an amount equal to 8.00% of the aggregate principal amount of the Term Loans being paid on such date; and

(C) thereafter, zero.

“Applicable Premium Trigger Event” means

(i) any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including any optional prepayment or mandatory prepayment that is not a prepayment in connection with an Asset Disposition consummated in accordance with Section 8.5(m)) whether before or after (A) the occurrence of an Event of Default, (B) the commencement of any Insolvency Event, and notwithstanding any acceleration (for any reason) of the Obligations or (C) pursuant to Section 2.11;

(ii) the acceleration of the Obligations following an Event of Default, including acceleration in accordance with Section 10.2, including as a result of the commencement of an Insolvency Event; or

(iii) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Event, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Event to Agent, for the account of the Lenders in full or partial satisfaction of the Obligations.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Equity Interests of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation or similar transaction.

“Atlantic Park” means Atlantic Park Strategic Capital Fund, L.P.

“Atlantic Warrants” means those certain common stock purchase warrants, having economic terms and rights consistent with the economic terms and rights of the Additional Warrants, to be issued to Atlantic Park Strategic Capital Fund, L.P. or one or more Affiliates thereof in accordance with the Corre/AP Term Sheet.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by Agent, to be substantially in the form of Exhibit J-1, or such other form as acceptable to Agent.

“Auditors” means a nationally recognized firm of independent public accountants selected by Borrower and reasonably satisfactory to Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority or UK Resolution Authority in respect of any liability of an Affected Financial Institution or any UK Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or any of its Subsidiaries:

(i) Cash Management Services; and

(ii) products under Hedging Agreements for non-speculative purposes.

“Bank Product Obligations” means Indebtedness and other obligations of any Loan Party or any of its Subsidiaries arising from Bank Products.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board Trigger Date” means the first date on which both Commitment Party Directors have been appointed to and are serving on the Board (as such terms are defined in the Commitment Letter Agreement).

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” has the meaning specified in Section 2.3(a).

“Borrowing Date” means the date on which a Borrowing is obtained.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close.

“Business Plan” means a business plan of the Loan Parties and their Subsidiaries, consisting of consolidated projected balance sheets, related cash flow statements and related profit and loss statements, together with appropriate supporting details and a statement of the underlying assumptions, which covers a one-year period and which is prepared on a monthly basis for the first year and a quarterly basis thereafter.

“Canadian Guarantor” means any Guarantor organized under Canadian law.

“Canadian Registered Pension Plan” means a pension plan subject to (i) the Pension Benefits Act (Ontario) or any other applicable provincial, territorial, or federal pension benefits standards legislation as amended from time to time and any successor statute or (ii) a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.

“Capital Expenditures” means, for any period of four consecutive fiscal quarters, for Borrower and its Subsidiaries on a consolidated basis, consolidated expenditures during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of Borrower or any of its Subsidiaries, or any similar fixed asset or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all payments in respect of Capitalized Lease Obligations and leasehold improvements, in each case on the balance sheet of Borrower and its Subsidiaries in conformity with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” means that portion of the obligations under a Capital Lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.

“Cash Equivalents” means

(i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired;

(ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (a) a Lender or its Affiliates; (b) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (c) any bank or its holding company that has a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.;

(iii) repurchase agreements and reverse repurchase agreements with terms of not more than thirty days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.;

(iv) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A 1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and

(v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Cash Management Services” means any one or more of the following types of services or facilities:

(i) credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services,

(ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and

(iii) any other demand deposit or operating account relationships or other cash management services.

“Casualty Events” means any event (not constituting an Asset Disposition) occurring after the Closing Date that gives rise to the receipt by a Loan Party or any of its Subsidiaries of any casualty insurance proceeds (including business interruption insurance proceeds in excess of $5,000,000 in the aggregate) or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code in which any Loan Party or direct or indirect owner of a Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code; provided that, notwithstanding anything under any Loan Documents, none of the entities organized in the United Kingdom, Canada or the Netherlands (or successors thereto) shall be considered a CFC or a Foreign Subsidiary, be subject to any Section 956 Limitations, or be or become owned by any entity other than Loan Parties. For purposes of the foregoing, “Section 956 Limitation” means any exclusion or limitation on an entity providing guarantees, pledging its assets, engaging in any repayment or repatriation transaction or on the pledge of Equity Interests issued by any entity, in each case, as a result of such entity being considered a “controlled foreign corporation” under Section 957 of the Code or any adverse tax, cost or impact under Section 956 of the Code or any similar provision.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(i) the adoption or taking effect of any law, rule, regulation or treaty;

(ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or

(iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary,

(A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and

(B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(i) any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Borrower (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of the Borrower,

(ii) Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party except where such failure is as a result of a transaction permitted under the Loan Documents,

(iii) a change in control or similar event with respect to any Loan Party, as defined or described under any indenture or agreement in respect of Material Indebtedness to which any Loan Party is a party, shall have occurred or

(iv) sale of all or substantially all the assets of the Borrower and its Subsidiaries.

“Claims” has the meaning specified in Section 12.4(a).

“Closing Date” means the date of the making of the Initial Term Loans under this Agreement.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“Commitment Letter Agreement” means that certain letter agreement dated as of the date hereof by and among the Agent, the 2020 Term Loan Agent and the Borrower.

“Commitments” means, collectively, the Term Commitments and any other commitments that the Lenders may from time to time make to Borrower pursuant hereto for the extension of any credit or other financial accommodation.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder.

“Communications” has the meaning specified in Section 12.25(b).

“Compliance Certificate” has the meaning specified in Section 7.11(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of

(i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, other than amounts owed pursuant to insurance premium financings,

(ii) all purchase money Indebtedness,

(iii) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments,

(iv) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business),

(v) Capitalized Lease Obligations,

(vi) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Termination Date in respect of any Equity Interests of such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(vii) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and

(viii) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Tangible Assets” means, as of any date of determination, Consolidated total assets of the Borrower and its Subsidiaries as of that date, determined in accordance with GAAP minus the Intangible Assets of the Borrower and its Subsidiaries on that date.

“Contingent Acquisition Indebtedness” means a seller note, any earn-out obligation or similar deferred or contingent obligation of Borrower or any Subsidiary of a Borrower incurred or created in connection with hereunder; provided that all such obligations in an aggregate amount in excess of $2,000,000 shall be subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such subordination and other terms as are, in each case, satisfactory to Agent.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” means

(i) any and all copyright rights in any works subject to the copyright laws of the United States, Canada, the United Kingdom or the Netherlands or any other country or group of countries, whether as author, assignee, transferee or otherwise,

(ii) all registrations and applications for registration of any such copyright in the United States, Canada, the United Kingdom or the Netherlands or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.1(w);

(iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof;

(iv) the right to sue for past, present, and future infringements thereof; and all rights corresponding thereto throughout the world.

“Corre/AP Term Sheet” means the agreed form of the term sheet for this Agreement attached hereto as Schedule 7.9(e).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding up and Restructuring Act (Canada), the debt and/or securities reorganization provisions of the Canada Business Corporations Act or the Business Corporations Act (Ontario), the Insolvency Act 1986 and all other liquidation, conservatorship, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other any other comparable and applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.1, which, with the giving of notice or lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.

“Delayed Draw Term Loans” means each of the First Delayed Draw Term Loan and the Second Delayed Draw Term Loan, in each case, pursuant to Section 2.01(a).

“Delayed Draw Term Loans Cash Flow Projection” means a 16-week cash flow forecast, which shall be in form and substance reasonably acceptable to the Agent and, in any event, shall provide sufficient information to evaluate the Loan Parties’ liquidity needs for the 16-week period starting as of December 8, 2021, which shall include, professional fees of any professional expected to be retained by the Borrower or any other Loan Party.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition

(i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments),

(ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part,

(iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of Borrower, or

(iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 120 days after the Termination Date.

“Disqualified Institutions” means:

(i) (a) any Person that is a competitor of the Borrower or any of its Subsidiaries and identified by the Borrower in writing to the Agent on or prior to the Closing Date;

(b) any Person that is a competitor of the Borrower or any of its Subsidiaries and identified by the Borrower in writing to the Agent from time to time after the Closing Date; and

(c) together with any Affiliates of such competitors described in the foregoing clauses (a) and (b) that are reasonably identifiable as such on the basis of such Affiliate’s name or otherwise identified in writing by the Borrower to the Agent from time to time (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (ii) below) that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (1) make investment decisions or (2) have access to non-public information relating to the Borrower or any Person that forms part of the Borrower’s business (including its Subsidiaries)); or

(ii) certain banks, financial institutions, other institutional lenders and investors and other entities that are identified by the Borrower in writing to the Agent on or prior to the Closing Date, together with any Affiliates of such identified entities that are reasonably identifiable as such on the basis of such Affiliate’s name or otherwise identified in writing by the Borrower to the Agent from time to time.

provided that, notwithstanding anything herein to the contrary, no written notice shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans or entered into a trade for either of the foregoing; provided, further, notwithstanding anything herein to the contrary, (a) the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (b) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Dutch Guarantor” means any Guarantor organized under Dutch law.

“Dutch Loan Party” means any Loan Party organized under Dutch law.

“EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period,

(i) plus in each case, to the extent deducted in determining Net Income for such period:

(A) the amount of depreciation and amortization of fixed and intangible assets during such period, plus

(B) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or Lenders) paid or payable during such period, without duplication, plus

(C) net Tax Expense paid or accrued during such period, without duplication, plus

(D) the amount of all stock based compensation during such period, plus

(E) the amount of all unusual or non-recurring charges or expenses during such period (not to exceed in the aggregate with clause (i)(L) below $15,000,000 in respect of fiscal year ending December 31, 2022 and thereafter $10,000,000 for any such period without giving effect to this clause (i)(E) or clause (i)(L)), plus

(F) the amount of out-of-pocket expenses incurred during such period and prior to or 180 days after the Closing Date in connection with this Agreement, the Loan Documents, the ABL Loan Documents, the 2020 Term Loan Documents and the repurchase of the 2017 Senior Convertible Notes in an aggregate amount not to exceed $5,000,000, plus

(G) financing fees, financial and other advisory fees, accounting fees, legal fees (and similar advisory and consulting fees), and related costs and expenses incurred during such period by the Borrower or any Subsidiary in connection with Permitted Acquisitions and asset sales permitted by Section 8.5 (whether or not consummated) (not to exceed with respect to any such transaction, $2,500,000), plus

(H) any loss in connection with any disposition of assets during such period, plus

(I) non-cash adjustments during such period for currency exchanges in accordance with GAAP, plus

(J) non-cash losses from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives) during such period, plus

(K) the aggregate amount of all non-cash charges, expenses, fees or losses during such period, plus

(L) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility, district, office or business unit closures, facility, district, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) (not to exceed in the aggregate with clause (i)(E) above $15,000,000 in respect of fiscal year ending December 31, 2022 and thereafter $10,000,000 for any such period without giving effect to this clause (i)(L) or clause (i)(E)).

(ii) less in each case, to the extent included in determining Net Income for such period:

(A) the amount of all non-recurring gains during such period, less

(B) any gain in connection with any disposition of assets, less

(C) non-cash positive adjustments for currency exchanges in accordance with GAAP, less

(D) non-cash gains from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives), less

(E) the aggregate amount of non-cash gains during such period.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any

(i) a Lender or any Affiliate thereof; or

(ii) any other Person;

provided, that

(A) none of any owner of Equity Interests of a Loan Party, any Loan Party or any of their respective Affiliates shall qualify as an Eligible Assignee,

(B) a natural person shall not qualify as an Eligible Assignee,

(C) each Eligible Assignee under clauses (ii) hereof shall be reasonably acceptable to and subject to the consent of Agent (not to be unreasonably withheld),

(D) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law, and

(E) a Disqualified Institution shall not qualify as an Eligible Assignee.

“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.

“Environment” means ambient air, indoor air, surface water (including potable waters, navigable waters and wetlands), groundwater, surface and subsurface strata, natural resources, wildlife, plant life, biota, and the work place or as otherwise defined in Environmental Laws.

“Environmental Action” means any summons, citation, notice of investigation or judicial or administrative proceeding, action, suit, abatement order or other order, judgment, decree or directive (conditional or otherwise) from any Governmental Authority, or any written notice of violation, complaint, claim, or other demand from any Person arising (i) pursuant to Environmental Laws, (ii) in connection with any actual or alleged violation of, or liability pursuant to, Environmental Laws, including any Permits issued pursuant to Environmental Laws, (iii) in connection with any Hazardous Materials, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials, or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.

“Environmental Laws” means all federal, state, provincial and local statutes, laws (including common laws), rulings, regulations, ordinances, codes, legally binding and enforceable policies or guidelines or governmental, administrative or judicial directives, judgments, orders or interpretations of any of the foregoing now or hereafter in effect relating to pollution or protection of human health or the Environment including laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation, feasibility study, removal, remediation or post remediation monitoring or action), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security convertible into, or exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity that, together with a Loan Party is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001(a)(14) of ERISA. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party for purposes of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party would be liable under the Code or ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means the occurrence of any of the events specified in Section 10.1.

“Excess” has the meaning specified in Section 2.16(d).

“Excess Availability” means “Excess Availability” (as defined in the ABL Credit Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means any obligation of any Loan Party to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party (including by virtue of the joint and several liability provisions of Section 12.11) of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.29). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient,

(i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes,

(ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.11) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(iii) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g), and

(iv) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” mean Sections 1471 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it, as determined in good faith by Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Financial Covenant” means the covenant set forth in Article VIII.

“Financial Statements” means, with respect to the Borrower and its Subsidiaries, the consolidated balance sheets, consolidated profit and loss statements and statements of cash flow of the Borrower and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to (i) the projected balance sheets, profit and loss statements and statements of cash flow set forth in the Business Plan for the same year-to-date and month periods and (ii) the balance sheets, profit and loss statements and statements of cash flow for the same year-to-date and month periods of the immediately preceding year.

“Financial Support Directions” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“First Delayed Draw Term Loan” means a Loan made to the Borrower on December 8, 2021 pursuant to Section 2.01(a)(y).

“Flood Hazard Property” means any Real Property with respect to which a Mortgage is granted that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” has the meaning specified in Section 7.13.

“Foreign Subsidiary” means, subject to the proviso included in the definition of the term “CFC”, any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governing Body” means (i) in the case of a corporation (or a limited liability company incorporated in the United Kingdom), its board of directors and/or shareholders (as the case may be), (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable Entity.

“Governing Documents” means

(i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws,

(ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement,

(iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity,

(iv) in the case of a limited liability company incorporated in the United Kingdom, its articles of association and memorandum (as the case may be) and its certificate of incorporation and any certificate of incorporation on a change of name, and

(v) in relation to any Dutch Loan Party in each case including its deed of incorporation (oprichtingsakte), articles of association (statuten) and an extract (uittreksel) from the commercial register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Guarantors” means the Borrower and each other Person that guarantees, in whole or in part, the Obligations on the Closing Date or at any time thereafter.

“Guaranty” means a guaranty agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including petroleum or petroleum distillates, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include any Swap Obligation.

“Highest Lawful Rate” has the meaning specified in Section 12.10.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof),

(i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt,

(ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination),

(iii) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations,

(iv) all Capitalized Lease Obligations,

(v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person,

(vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property),

(vii) any Disqualified Equity Interests,

(viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and

(ix) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above.

For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Party” has the meaning specified in Section 12.4(a).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Independent Committee” means an independent committee of the board of directors of the Borrower, established pursuant to a charter adopted by the board of directors of the Borrower that is reasonably acceptable to Agent (such charter, the “Charter”), which

(i) may consider, develop, evaluate or recommend strategic and/or financial alternatives with respect to the Borrower and its subsidiaries and their respective businesses, assets and properties, including one or more alternative debt or equity financings, amendments or modifications to the Borrower’s debt instruments, or a sale, merger, consolidation, restructuring, reorganization, recapitalization or other transaction or related financing or refinancing involving the Borrower and/or one or more of its subsidiaries and any of its assets (a “Specified Transaction”) and take such other actions as shall be authorized in the Charter;

(ii) shall have exclusive responsibility and authority to make recommendations to the board of directors of the Borrower in respect of the following:

(A) review and evaluate the terms and conditions of any Specified Transaction and whether or not the Borrower should proceed with any Specified Transaction;

(B) participate in other communications regarding any Specified Transaction or potential Specified Transaction;

(C) monitor the process and procedures related to the review and evaluation of any Specified Transaction or potential Specified Transaction;

(D) make recommendations to the board of directors of the Borrower to approve any Specified Transaction, subject to full approval of the board of directors of the Borrower;

(E) make recommendations to the board of directors of the Borrower to reject any Specified Transaction, subject to full approval of the board of directors of the Borrower; and

(F) make recommendations to the board of directors of the Borrower, together in all respects (and notwithstanding the language in (ii) above) with the Borrower’s compensation committee, regarding any changes to executive management’s or the board of director’s compensation that are outside of the ordinary course of business, subject to full approval of the board of directors of the Borrower

(iii) shall be comprised of four directors, including, (A) the Independent Director, and (B) three directors selected by the company who satisfy the definition “independent” under the rules of the New York Stock Exchange; provided, however, by no later than November 24, 2021, the Independent Committee shall increase to five directors and shall include one director approved and appointed by Corre Partners Management, LLC; and

(iv) shall act by vote of a majority of the Independent Committee members present at a meeting at which a quorum is present.

“Information” has the meaning specified in Section 12.21.

“Initial Term Loan” means a Loan made to the Borrower on the Closing Date pursuant to Section 2.01(a)(x).

“Insolvency Event” means, with respect to any Person (other than any UK Loan Party in respect of clauses (ii), (iii) or (vi) below), the occurrence of any of the following:

(i) such Person shall be adjudicated insolvent or bankrupt, institutes or, in the case of a Canadian Guarantor, consents, to the institution of proceedings under any Debtor Relief Laws or shall generally fail to pay or admit in writing its inability to pay its debts as they become due,

(ii) such Person shall seek reorganization or the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor custodian, administrator, administrative receiver, compulsory manager, liquidator or similar officer for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors,

(iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian administrator, administrative receiver, compulsory manager, liquidator or similar officer for a substantial portion of its property, assets or business,

(iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under any Debtor Relief Laws,

(v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, or

(vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for

(A) its dissolution, the suspension of payments, a moratorium of any indebtedness, winding-up, administration, or reorganization (by way of voluntary arrangement scheme or arrangement or otherwise) or

(B) the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian, liquidator, administrator for it or restructuring official (herstructureringsdeskundige) for all or any material part of its property and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, interim receiver, receiver and manager, trustee, monitor, custodian, liquidator, administrator or restructuring official (herstructureringsdeskundige) shall be appointed; provided, however, that the Lenders shall have no obligation to make any Loans during the pendency of any sixty-(60) day period described in this definition, or

(C) any proceeding under any Debtor Relief Law relating to a Canadian Guarantor or any material part of its property is instituted and such proceeding shall not be dismissed or stayed within 60 (days); provided, however, that the Lenders shall have no obligation to make any Loans during the pendency of any sixty-(60) day period described in this definition.

and in respect of any UK Loan Parties, means any corporate action, legal proceedings or other procedure or step is taken in relation to: (1) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that UK Loan Party; (2) by reason of actual or anticipated financial difficulties, a composition, compromise, assignment or arrangement with or for the benefit of any creditor of that UK Loan Party; (3) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that UK Loan Party or a substantial portion of its assets; or (4) enforcement of any Liens over a substantial portion of the assets of that UK Loan Party, or any procedure or step with analogous effect is taken in any jurisdiction and/or any expropriation, attachment, sequestration, distress or execution (or any process with analogous effect) affects a substantial portion of the assets of a UK Loan Party (the proceedings and procedures set out in clause (1) to (4) above being the “Insolvency Proceedings”; any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen (15) Business Days of commencement will not be deemed Insolvency Proceedings).

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated on or prior to the date of borrowing of the First Delayed Draw Term Loan, in form and substance satisfactory to Agent, executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 18, 2020, between 2020 Term Loan Agent and ABL Agent.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interest Payment Date” means

(i) in the form of PIK Interest, the first Business Day of each calendar month (commencing December 1, 2021) during any period in which such Advance is outstanding; provided, however, that upon execution and delivery to Agent of the ABL Consent, PIK Interest shall be deemed to have commenced accruing as of the Closing Date automatically without any further action by any of the parties hereto; and

(ii) in the form of cash, the Termination Date or such earlier date on which the Commitments are terminated.

“Interests” has the meaning specified in Section 8.9.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Investment” in any Person means, as of the date of determination,

(i) any payment or contribution in or to such Person including property contributed to such Person for or in connection with its acquisition of any stock, bonds, notes, indebtedness, debentures, partnership or other ownership interest or any other security of such Person,

(ii) any payment or contribution for all or substantially all of the assets of such Person (or of any division or business line of such other Person) and

(iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person.

In determining the aggregate amount of Investments outstanding at any particular time,

(A) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation;

(B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted;

(C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and

(D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-2 to this Agreement.

“Kansas Litigation” means Team Industrial Services, Inc. v. Zurich American Insurance Company et al, 2:19-cv-02710-HLT-KGG filed in the District Court of Kansas and all potential appeals related thereto.

“Lender” and “Lenders” have the respective meanings specified in the preamble to this Agreement.

“Lender Group Expenses” means all

(i) (reserved),

(ii) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with transactions under any of the Loan Documents,

(iii) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents,

(iv) (reserved),

(v) reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent and the Lenders, or any of them, to correct any default or enforce any provision of the Loan Documents,

(vi) (reserved),

(vii) Agent’s and the Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, or the relationship of Agent and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries,

(viii) Agent’s reasonable and documented costs and expenses (including reasonable attorneys’ fees for one primary counsel for the Agent, and, if reasonably necessary, one local counsel and one regulatory counsel in each relevant jurisdiction and due diligence expenses) incurred in advising, drafting, reviewing, administering, or amending, waiving, or modifying the Loan Documents, and

(ix) Agent’s and each Lender’s reasonable and documented costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, attachment or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Liquidity” means, at any time of determination, the sum of (a) unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries at such time (including, for the avoidance of doubt, any cash or Cash Equivalents subject to a Lien in favor of the ABL Agent, the 2020 Term Loan Agent or both) and (b) Excess Availability.

“Loan Documents” means this Agreement, any Intercompany Subordination Agreement, the ABL Subordination Agreement, the 2020 Term Loan Subordination Agreement, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans and financial accommodations made by the Lenders hereunder, including the Term Loans.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities, or financial condition of the Loan Parties, taken as a whole or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment or other material obligations under the Loan Documents to which they are a party or (B) the ability of Agent or the Lenders to enforce the Obligations.

“Material Contract” means any agreement or arrangement to which a Loan Party is party (other than the Loan Documents) (i) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (ii) that relates to Material Indebtedness.

“Material Indebtedness” means (a) the ABL Obligations, (b) the 2020 Term Loan Obligations and (c) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $12,500,000. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination

(i) the Borrower; and

(ii) each Subsidiary of the Borrower that, as of the end of the most recently ended fiscal year for which Financial Statements are required to be delivered pursuant to Section 7.11, (A) owns at least 5.0% of the consolidated total assets of the Loan Parties and their Subsidiaries as of such date, (B) generated at least 5.0% of the consolidated revenues of the Loan Parties and their Subsidiaries during such fiscal year or (C) is part of any group comprising Subsidiaries of the Borrower that each would not have been a Material Subsidiary under clauses (A) or (B) but that, taken together, had revenues or total assets in excess of 7.5% of the consolidated revenues for any fiscal year or total assets as of such date, as applicable, of the Loan Parties and their Subsidiaries.

“Maximum Accrual” has the meaning specified in Section 2.5(c).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, excluding any Canadian Registered Pension Plan.

“Net Cash Proceeds” means

(i) with respect to any Asset Disposition by any Loan Party or any of its Subsidiaries, or any Casualty Event, the excess, if any, of

(A) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over

(B) the sum of

(I) the principal amount of any Indebtedness (and related accrued interest and fees) that is secured by the applicable asset and that is required to be repaid in connection with such transaction or event or the amount of Indebtedness (and related accrued interest and fees) that is required to be repaid under the 2020 Term Loan Facility or the ABL Credit Agreement (in each case, or under any Refinancing Indebtedness in respect thereof) in connection with such transaction or event (other than Indebtedness under the Loan Documents),

(II) in respect of an Asset Disposition, any bona fide direct costs incurred in connection with such Asset Disposition, including

(1) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Disposition,

(2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that, in the case of a Loan Party, is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Disposition,

(3) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Disposition undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Disposition or for any other liabilities retained by the Borrower or any of its Subsidiaries associated with such Asset Disposition,

(4) bona fide selling fees, costs, commissions and expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes) and

(5) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Disposition; provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Disposition, such Cash proceeds shall constitute Net Cash Proceeds;

(III) in respect of a Casualty Event,

(1) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the collection, adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and

(2) any bona fide direct costs incurred in connection with any sale of such assets as a result of a taking or condemnation or otherwise, including income taxes paid or payable as a result of any gain recognized in connection therewith and the costs and expenses incurred in connection with the preparation of assets for transfer upon a taking or condemnation, and

(ii) with respect to any Prohibited Debt Issuance, the excess of (i) the sum of the cash and Cash Equivalents received by the Borrower or any Material Subsidiary in connection with such issuance over (ii) reasonable underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, determined in accordance with GAAP.

“Net Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of

(i) Consolidated Funded Indebtedness as of such date minus unrestricted cash of the Loan Parties in an aggregate amount up to $30,000,000 (provided such unrestricted cash is free and clear of all Liens other than the Liens securing the 2020 Term Loan Obligations and the ABL Obligations or Liens arising in the ordinary course of business by virtue of rights of setoff or similar rights and remedies as to deposit accounts and such cash does not Collateralize (as defined in the ABL Credit Agreement as of December 18, 2020) any letters of credit or Bank Product Obligations) to

(ii) EBITDA for the period of four consecutive Fiscal Quarters ending on such date; provided, however, for the September 30, 2022 MNLR, EBITDA shall be deemed to be an amount equal to (a) the sum of EBITDA for the first three fiscal quarters of fiscal year 2022 times (b) 4/3.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.7 and (ii) has been approved by the Required Lenders.

“Notice of Borrowing” has the meaning specified in Section 2.3(a).

“Obligations” means and includes all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to Agent, the Lenders, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents (including the guaranty contained in the Guaranty) or any other agreement executed in connection herewith or therewith. The term “Obligations” includes all interest, charges, Applicable Premium, Lender Group Expenses, commitment, facility, closing fees, and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement or the other Loan Documents (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event). Notwithstanding the foregoing, the term “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Operating Account” means a deposit account of Borrower that Borrower designates in writing to Agent on the Closing Date as Borrower’s “operating account” for purposes hereof in regard to the receipt and distribution of the proceeds any Borrowings, or such other deposit account of Borrower as Borrower may from time to time subsequent to the Closing Date so designate in writing to Agent as such account.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, sales, value added or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10 or Section 2.11).

“Participant” has the meaning specified in Section 12.7(f).

“Participant Register” has the meaning specified in Section 12.17.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title II of Pub. L. No. 107-56 (signed into law October 26, 2001).

“Payment in Full” or “Paid in Full” (or words of similar import) means with respect to any Obligations,

(i) the payment or repayment in full in cash of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and

(ii) all Commitments related to such Obligations have expired or been terminated.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which a Borrower or any ERISA Affiliate sponsors or maintains, under which a Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, or to which it is making or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding six (6) plan years. For the avoidance of doubt, any Canadian Registered Pension Plan shall not be considered a Pension Plan for purposes of this Agreement.

“Pensions Regulator” means the body corporate called the Pensions Regular established under part 1 of the Pensions Act 2004.

“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.

“Permitted Acquisition” means any Acquisition so long as

(i) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is non-hostile,

(ii) the subject assets or Equity Interests are being acquired directly by a Loan Party and the applicable Loan Party shall have complied with Section 7.20,

(iii) Borrower has provided Agent with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, and

(iv) with respect to any Acquisition with a purchase price over $20,000,000, Borrower has provided Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one-year period following the date of the proposed Acquisition, on a month-to-month basis), in form (including as to scope) and containing underlying assumptions reasonably satisfactory to Agent, and

(v) Permitted Acquisitions of entities that are not Loan Parties shall not exceed at any time an aggregate amount equal to $10,000,000.

“Permitted Hedging Agreement” means a Hedging Agreement made by a Loan Party or its Subsidiary in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes, and in any such case, if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xii) of the definition thereof).

“Permitted Intercompany Advances” means loans or advances made by

(i) a Loan Party to another Loan Party,

(ii) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party,

(iii) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to an Intercompany Subordination Agreement by the time otherwise required by this Agreement, and

(iv) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as the aggregate principal amount outstanding at any time of such advance (when combined with any Investment made pursuant to Sections 8.10(k)(ii) and (n)) does not exceed $20,000,000 at any time (solely in the ordinary course of business and consistent with past practices).

“Permitted Investments” has the meaning specified in Section 8.10.

“Permitted Liens” means the following:

(i) (reserved);

(ii) Liens securing Indebtedness permitted by Section 8.1(c); provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within 90 days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;

(iii) Liens on any property or asset of Borrower or its Subsidiaries existing on the Closing Date and originally incurred as permitted under the ABL Credit Facility and 2020 Term Loan Credit Facility and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);

(iv) Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness permitted under Section 8.1(i); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition and (B) such Lien shall not apply to or cover any other asset or property other than assets or property so acquired;

(v) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vi) Liens imposed by law, including landlord’s, carriers’, warehousemen’s. mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vii) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by a Borrower or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(viii) (a) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property or (b) and any other permitted encumbrances described in the Mortgages;

(ix) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by a Borrower or any of its Subsidiaries;

(x) any interest or title of a lessor or sublessor under any leases or subleases entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(xi) (A) Liens on demand deposit account, securities account, commodity account or other deposit account of any Loan Party held as cash collateral to secure Indebtedness permitted by Section 8.1(j)(ii) and (B) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions (including for the avoidance of doubt any general banking terms and conditions) in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and so long as such Liens do not secure borrowed money;

(xii) Liens arising under the ABL Credit Agreement and the 2020 Term Loan Credit Agreement and, in each case, any Refinancing Indebtedness in respect thereof, in each case, subject to the Intercreditor Agreement;

(xiii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(xiv) Liens granted in the ordinary course of business on insurance policies and the proceeds thereof securing any financing of the premiums with respect thereto permitted under the terms of this Agreement;

(xv) Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payment of customs duties in connection with the importation of goods;

(xvi) Liens arising by reason of deposits with or giving of any form of security to any Governmental Authority as required by applicable law in the ordinary course of Borrower or any of its Subsidiaries as a condition to the transaction of any business or the exercise of any privilege or license;

(xvii) Liens arising from precautionary UCC or PPSA financing statements that do not secure Indebtedness;

(xviii) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada;

(xix) applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon;

(xx) Liens on any cash earnest money deposits made by the Borrower in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; provided, that the aggregate amount of cash earnest money deposits and cash in any escrow accounts maintained in connection with Permitted Acquisitions shall not exceed $5,000,000 outstanding at any time;

(xxi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods permitted hereunder entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(xxii) (reserved);

(xxiii) Liens arising from judgments, writs or warrants of attachment or similar process in circumstances not constituting an Event of Default under Section 10.1(g);

(xxiv) (reserved);

(xxv) (reserved);

(xxvi) Liens solely on the assets of Subsidiaries of the Borrower that are not organized under the laws of a Security Jurisdiction, in each case securing Indebtedness permitted by Section 8.1(p); and

(xxvii) other Liens, provided that (A) the value (determined as the lesser of cost or market value) of the property covered thereby does not exceed, as to any single item of property or all items of property in the aggregate, $2,500,000 and (B) the Liens incurred pursuant to this clause (xxvi) do not secure debt for borrowed money.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“PIK Interest” means interest on the Loans automatically paid-in-kind by Borrower pursuant to this Agreement as of any date on which interest on the Loans is due and payable as set forth in this Agreement by increasing the outstanding principal amount of the Loans by the amount of such interest payment, as such amount is calculated by Agent.

“Plan” means any employee benefit plan, other than a Canadian Registered Pension Plan, as defined in Section 3(3) of ERISA, maintained or contributed to by a Borrower or any ERISA Affiliate or with respect to which any of them may incur liability (whether fixed or contingent) even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or making of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case, as in effect from time to time, including, without limitation, the Civil Code of Quebec. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Preliminary Business Plan” means a preliminary high-level business plan for the next fiscal year, which shall only consist of a consolidated profit and loss statement forecast.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent)); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Loans of such Lender and the denominator of which is the aggregate outstanding amount of the Loans of all of the Lenders.The initial Pro Rata Share of such Lender shall be as set forth opposite such Lender’s name on Annex A or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Prohibited Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.1.

“Prohibited Transaction” has the meaning specified in Section 6.1(v)(v).

“Protected CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the IRC all of whose United States shareholders as defined in Section 951(b) of the IRC are treated as domestic “C-corporations” for federal income tax purposes that are eligible for the deduction under Section 245A of the IRC with respect to dividends from such controlled foreign corporation and with respect to all income inclusions under Sections 951(a)(1)(B) and 956 of the IRC.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means any real property owned or leased by a Loan Party or any Subsidiary of a Loan Party.

“Receivables” means all present and future accounts, including, whether or not constituting “accounts”, any rights to payment for the sale or lease of goods or rendition of services.

“Recipient” means (i) Agent or (ii) any Lender, as applicable.

“Recovery Plan” means: (i) the most recent recovery plan relating to the Furmanite International Limited Pension Plan agreed between Team Industrial Services (UK) Limited and the trustee of the Furmanite International Limited Pension Plan prior to the date of this Agreement (as amended or varied from time to time); and (ii) any recovery plan or schedule of contributions entered into between the trustee of the Furmanite International Limited Pension Plan and any employer (within the meaning set out in Section 318 of the Pensions Act 2004 and regulations made thereunder) under that Furmanite International Limited Pension Plan, in accordance with sections 226 and 227 of the Pensions Act 2004 that is additional to, or replaces and supersedes, the recovery plan referred to in clause (i).

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as

(i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto,

(ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders,

(iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect,

(iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lenders and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning specified in Section 12.7(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) and the migration through Environment, including movement through the air, soil, surface water or groundwater,

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or employee health or welfare or the environment, (iii) restore or reclaim natural resources or the environment, (iv) perform any pre-remedial environmental-related studies, investigations, or post-remedial environmental-related operation and maintenance activities, or (v) conduct any other remedial actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations issued thereunder other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Lenders” means Lenders having more than 50% of the sum of all Loans outstanding.

“Requirement of Law” or “Requirements of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority, or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to

(i) any Loan Party other than a Dutch Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer or any other individual designated in writing to Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder; and

(ii) a Dutch Loan Party, any director of that Dutch Loan Party authorized to represent that Dutch Loan Party or any other Person with express irrevocable authority to act on behalf of that Dutch Loan Party designated as such by the board of directors of that Dutch Loan Party.

“Restricted Payments” has the meaning specified in Section 8.9.

“Second Delayed Draw Term Loan” means a Loan made to the Borrower pursuant to Section 2.01(a)(z).

“Securitization” has the meaning specified in Section 12.7(e).

“Solvent” means:

(i) when used with respect to any Person (other than a UK Loan Party), that as of the date as to which such Person’s solvency is to be measured:

(A) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured;

(B) it has sufficient capital to conduct its business; and

(C) it is able to meet its debts as they mature; and

(ii) in respect of any UK Loan Party, means:

(I) that Person: (A) is able or does not admit inability to pay its debts as they fall due; (B) is not deemed to, or is not declared to be unable to pay its debts under applicable law; (C) by reason of actual or anticipated financial difficulties, has not suspended or threatened making payments on any of its debts; or (D) by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors (excluding any Lenders in their capacity as such) with a view to rescheduling any of its indebtedness; and/or (II) the value of that Person’s assets is not less than its liabilities (taking into account contingent and prospective liabilities); and/or (I) no moratorium has been declared in respect of any of that Person’s indebtedness (and the ending of a moratorium will not remedy any Event of Default so caused by that moratorium).

“Subordinated Debt” means any Indebtedness incurred by Loan Parties that by its terms is subordinated in right of payment to any of the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means an agreement among the Agent, the applicable Borrower or Subsidiary of the Borrower and the holder of any Subordinated Debt, pursuant to which such Indebtedness is made subordinate in right of payment to Payment in Full of all Obligations on terms reasonably satisfactory to the Agent.

“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than 50% of the issued and outstanding Voting Interests of such Entity. Unless otherwise stated herein, any reference herein to a “Subsidiary” means a direct or indirect Subsidiary of Borrower.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Tax Expense” shall mean, for any period, the tax expense (including federal, state, provincial, local, foreign, franchise, excise and foreign withholding taxes) of the Loan Parties and their Subsidiaries, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.

“Term Commitment” means the commitment of each Lender to make Term Loans, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A; provided, however, in no event shall the Second Delayed Draw Term Loans be deemed “Term Commitments” or any other commitment of the Lenders hereunder.

“Term Loan” means an Initial Term Loan or Delayed Draw Term Loan, as the context may require.

“Term Priority Collateral” has the meaning assigned to the term “Term Priority Collateral” in the Intercreditor Agreement.

“Termination Date” means the earlier of (i) December 31, 2026 and (ii) the date that is fourteen (14) days after the “Termination Date” or Payment in Full of the obligations thereunder occurs under the 2020 Term Loan Credit Agreement.

“Termination Event” means

(i) a Reportable Event with respect to any Pension Plan, any failure to make a required contribution to any Plan that could reasonably be expected to result in the imposition of a Lien, or the arising of a Lien with respect to a Pension Plan;

(ii) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA;

(iii) the provision of notice by the administrator of any Pension Plan of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), or the imposition of liability on a Borrower or any ERISA Affiliate of liability under Section 4062(e) or 4069 of ERISA;

(iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA;

(v) the occurrence of any event or condition that (A) constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (B) could reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA;

(vi) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of a Borrower or any ERISA Affiliate from a Multiemployer Plan;

(vii) receipt by a Borrower or any ERISA Affiliate of notice that a Multiemployer Plan is “insolvent” or in “reorganization” within the meaning of Section 4245(b) or 4241of ERISA, is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), is in “critical and declining” status (within the meaning of Section 305 of ERISA), or has become subject to the limitations of Section 436 of the Code; or

(viii) the imposition of any liability under Title IV of ERISA, other than for premiums due but not delinquent, upon a Borrower or any ERISA Affiliate.

“Texas Litigation” means Most v. Team Industrial Services Inc., 18-DCV-256883 filed in the District Court of Fort Bend County, Texas and all potential appeals related thereto.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Loan Party” means any Loan Party incorporated under the laws of England and Wales.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.11(g)(ii)(B)(3).

“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.

“Warrants” means that certain common stock purchase warrant, dated as of December 18, 2020, issued to APSC Holdco II, L.P., to purchase in the aggregate up to 3,582,949 shares of common stock, $0.01 par value per share, of the Borrower.

“Withholding Agent” means any Loan Party or Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Borrower or Agent (acting upon the request of the Required Lenders), Borrower, Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment effected in accordance with this Agreement. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by Borrower. Anything in this Agreement to the contrary notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on December 31, 2018 shall not be treated as Capital Lease solely as a result of changes in the application of GAAP, in each case, after December 31, 2018. For purposes of calculating the Net Leverage Ratio as of any date, EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Agent) assuming that all acquisitions made, and all dispositions completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period (but without any adjustment for projected cost savings or other synergies unless otherwise approved by the Agent).

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured or waived in writing by Agent and the Required Lenders (or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “or” has, except where otherwise specifically indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise

(i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document),

(ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement,

(v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights,

(vi) time of day means time of day New York, New York, except as otherwise expressly provided; and

(vii) the “discretion” of Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s).

Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. All making of Loans and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of the Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5 Dutch Terms. In this Agreement, a reference to:a “board of directors” means a managing board (bestuur) when a Dutch Loan Party;

(a) a “director” means a managing director (bestuurder) when a Dutch Loan Party is concerned;

(b) (reserved);

(c) any “evidence of authorization” where applicable, includes:

(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii) obtaining an unconditional positive advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(d) a “winding up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding);

(e) a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

(f) any “action” taken in connection with insolvency proceedings includes a Dutch Loan Party having filed (i) a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990), or (ii) any notice under Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(g) a “liquidator” includes a curator;

(h) an “administrator” includes a bewindvoerder;

(i) an “attachment” or any form thereof including “attached” includes a beslag;

(j) “gross negligence” means grove schuld;

(k) “willful misconduct” means opzet;

(l) “the Netherlands” means the European part of the Kingdom of The Netherlands and Dutch means in or of the Netherlands;

(m) “works council” includes a works council (ondernemingsraad), central works council (centrale ondernemingsraad), group works council (groepsondernemingsraad), SE works council (SE-ondernemingsraad) and staff meeting (personeelsvergadering);

(n) “insolvency” includes a bankruptcy (faillissement) and moratorium (surseance van betaling); and

(o) a “Subsidiary” includes a dochtermaatschappij as defined in section 2:24a of the Dutch Civil Code (Burgerlijk Wetboek).

1.6 Quebec Matters. For purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (b) “joint and several” shall be deemed to include “solidary”, (c) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault” and (d) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatory”.

ARTICLE II.

THE CREDIT FACILITIES

2.1 The Loans.

(a) Each Lender agrees (severally, not jointly or jointly and severally), subject to the terms and conditions of this Agreement, to (x) make term loans (the “Initial Term Loans”) to Borrower, on the Closing Date, at Borrower’s request to Agent, in an amount equal to $22,500,000.00, (y) make term loans (the “First Delayed Draw Term Loans”) on December 8, 2021, at (i) Borrower’s request to Agent or (ii) if each Lender agrees absent a request from Borrower, in an amount equal to $27,500,000.00 and (z) make term loans (the “Second Delayed Draw Term Loans”), at the Lenders’ sole and absolute discretion, in an amount up to $25,000,000.00. All Term Commitments with respect to the Initial Term Loans shall automatically terminate on the Closing Date (whether or not drawn) and all Term Commitments with respect to the Delayed Draw Term Loans shall automatically terminate on December 8, 2021 (whether or not drawn). For the avoidance of doubt, the Second Delayed Draw Term Loans are not, and shall not in any case be deemed to be, “Term Commitments”.

(b) (Reserved).

(c) The Loans made by each Lender may, at the request of such Lender, be evidenced by a single promissory note payable to such Lender, substantially in the form of Exhibit A (as amended, restated, supplemented or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), executed by Borrower and delivered to such Lender in a stated maximum principal amount equal to such Lender’s Loan.

(d) Borrower hereby promises to pay all of the Loans and all other Obligations in respect thereof (including principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Loans and the Obligations become due and payable pursuant to the terms of this Agreement. Once prepaid or repaid, Loans may not be reborrowed.

2.2 (Reserved).

2.3 Procedure for Borrowing; Notices of Borrowing.

(a) Borrowing. Each borrowing of a Loan (each, a “Borrowing”) shall be made on notice, given not later than 1:00 p.m. (New York time) one Business Day prior to the date of the proposed Borrowing, by Borrower to Agent. Each such notice of a Borrowing shall be in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit B (a “Notice of Borrowing”), specifying therein the requested (i) the date of such Borrowing, (ii) the Borrower’s wire instructions and (iii) the aggregate principal amount of such Borrowing.

(b) (Reserved).

(c) (Reserved).

(d) (Reserved).

(e) Effect of Notice. Each Notice of Borrowing shall be irrevocable and binding on Borrower.

(f) Disbursements. Promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall notify each Lender of the amount of its Pro Rata Share of the Term Commitment, and Agent shall elect, in its discretion, to have the terms of Section 2.3(g) apply to the requested Borrowings. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Agent in immediately available funds by wire transfer to the Agent’s Payment Account not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Notice of Borrowing. Upon receipt of all requested funds and satisfaction of the applicable conditions set forth in Section 5.1, the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

2.4 Application of Proceeds. The proceeds of the Loans shall be used by Borrower to refinance existing Indebtedness, for their general working capital purposes, for expenses incurred by Borrower in connection herewith and for other general purposes consistent with the terms of this Agreement.

2.5 Mandatory Prepayments; Optional Prepayments.

(a) (Reserved).

(b) Mandatory Prepayments. The Borrower shall provide written notice to the Agent by 1:00 p.m. (New York time) one Business Day prior to any mandatory prepayment hereunder. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows, in each case, subject to (and to the extent permitted by) the 2020 Term Loan Documents and ABL Loan Documents (and, in each case, any Refinancing Indebtedness in respect thereof):

(i) in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Asset Dispositions permitted by Section 8.5(l) or Casualty Events within three (3) Business Days of the receipt of such Net Cash Proceeds by such Person; provided, however, that, other than with respect to Asset Dispositions consummated in accordance with Section 8.5(m) (for which the ability of any Loan Party or any Subsidiary thereof to reinvest proceeds shall be subject to the express written consent of the Agent), so long as no Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied at the election of the Borrower to the extent such Loan Party or such Subsidiary reinvests, within twelve (12) months of receipt of such Net Cash Proceeds, all or any portion of such Net Cash Proceeds in assets used in the business of the Loan Parties and their Subsidiaries; provided that if, prior to the expiration of such twelve (12) month period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the date that is six (6) months after the expiration of such twelve (12) month period, such twelve (12) month period shall be extended to an eighteen (18) month period; provided further, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Loans; provided further, that, notwithstanding the foregoing, no such prepayment shall be required if the aggregate Net Cash Proceeds received in any calendar year from Asset Dispositions and Casualty Events is less than $5,000,000,

(i) Immediately upon the receipt by the Borrower or any Material Subsidiary of the Net Cash Proceeds of any Prohibited Debt Issuance, in an aggregate amount equal to 100% of such Net Cash Proceeds.

(ii) the entire outstanding principal amount of the Loans, together with the aggregate amount of any PIK Interest that has been added to the principal amount of the Loans pursuant to this Agreement and all fees and Lender Group Expenses payable by Borrower hereunder, shall become due and payable in cash on the Termination Date.

(c) Voluntary Prepayments.

(i) Borrower may, at any time and from time to time, prepay any tranche of the Loans, in whole or in part (subject, in the case of the Payment in Full of all the Loans, to the additional requirements of Section 4.7), upon at least one (1) Business Days’ irrevocable notice by Borrower to Agent by 1:00 p.m. (New York time), specifying the date and amount of prepayment; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrower (by written notice to the Agent on or prior to the specified date) if such condition is not satisfied. If such notice is given, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon. Each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Share in respect of the tranche of Loans being prepaid.

(ii) If the Borrower determines that the Loan is an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, then, notwithstanding anything in this Agreement to the contrary, if at the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the issue date of the Loans, the aggregate amount of accrued and unpaid interest and “original issue discount” (as defined in Section 1273(a)(1) of the Code) would, but for this Section 2.5(c), exceed an amount equal to the Loan’s “issue price” (as defined in Section 1273(b) and 1274(a) of the Code) multiplied by the Loan’s “yield to maturity” (as defined in Treasury Regulations Section 1.1272-1(b)(1)(i)) (such product, the “Maximum Accrual”), the Borrower shall redeem at each such applicable date (an “AHYDO Catch-Up Payment Date”), without premium or penalty, the amount of principal plus accrued and unpaid interest, if any, on the amount of principal to be redeemed, to, but excluding, the applicable AHYDO Catch-Up Payment Date, equal to all accrued and unpaid interest and original issue discount on the Loans as of the end of such accrual period in excess of an amount equal to the Maximum Accrual (the “AHYDO Catch-Up Payment”), and such AHYDO Catch-Up Payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Loan. For the avoidance of doubt, there shall be no prepayments under this paragraph on or prior to the fifth anniversary of the date of this Agreement.

(d) Application of Prepayments. Each prepayment made pursuant to Section 2.5 (in respect of Section 2.5(ib)(i), solely with respect to prepayments thereunder in respect of Asset Dispositions consummated in accordance with Section 8.5(m)), shall be accompanied by the Applicable Premium, if any, payable in connection with such prepayment of the Loans. Each such prepayment shall be applied against the remaining installments of principal (which shall include, for the avoidance of doubt, the aggregate amount of any PIK Interest that has been added to the principal amount of the Loans pursuant to this Agreement) due on the Term Loan in the inverse order of maturity.

2.6 (Reserved).

2.7 (Reserved).

2.8 Term. The term of this Agreement shall be for a period from the Closing Date through and including the Termination Date. Notwithstanding the foregoing, Borrower shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon Payment in Full of all Obligations.

2.9 Payment Procedures.

(a) (Reserved).

(b) Time of Payment. Each payment by Borrower on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to Agent. All payments to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 1:00 p.m. (New York time) on the due date thereof to Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at Agent’s Payment Account in immediately available funds. All payments received by the Agent after 1:00 p.m. (New York City time), may, in the Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except for payments which are expressly provided to be made for the account of Agent only, Agent shall promptly distribute all payments to the Lenders following receipt in like funds as received. Notwithstanding anything to the contrary contained herein, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.

(c) Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (with respect to the Interest Period rules) and such extension of time shall be included in the computation of the amount of interest due hereunder.

(d) Application. Subject to Section 10.5, Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent receives any payment for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent.

2.10 Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender (at the request of Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.11 Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10, or if any Lender is a Non-Consenting Lender, then Borrower may, at their sole expense and effort, upon notice by Borrower to such Lender and Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(a) Borrower shall have paid to Agent the assignment fee (if any) specified in Section 12.7;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.3 and 4.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall consent, at the time of such assignment, to each applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.12 (Reserved).

2.13 (Reserved).

2.14 Sharing of Payments, Etc.. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (a) the amount of such Obligations to (b) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

ARTICLE III.

(RESERVED)

ARTICLE IV.

INTEREST, FEES AND EXPENSES

4.1 Interest. Subject to Section 4.2, Borrower shall pay to Agent for the ratable benefit of the Lenders interest on the Advances, payable in arrears on each Interest Payment Date, at a rate per annum equal to twelve percent (12%).

4.2 Interest After Event of Default.

(a) Automatically upon the occurrence and during the continuation of an Event of Default under Section 10.1(d), and (b) upon the occurrence and during the continuation of any Event of Default (other than an Event of Default under Section 10.1(d)), at the direction of Agent or the Required Lenders, all Loans and all Obligations shall bear interest at a per annum rate equal to two percent (2%) above the per annum rate otherwise applicable thereunder until the earlier of the date upon which (i) all Obligations shall have been Paid in Full or (ii) such Event of Default shall have been cured or waived.

4.3 Applicable Premium.

(a) Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(b) Any Applicable Premium payable in accordance with this Section 4.3 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(c) The Loan Parties expressly agree that:

(i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel;

(ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made;

(iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium;

(iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph;

(v) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and

(vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

4.4 (Reserved).

4.5 (Reserved).

4.6 (Reserved).

4.7 (Reserved).

4.8 (Reserved).

4.9 Calculations.

(a) Interest payable pursuant to Section 4.1 shall be computed on the basis of a three hundred and sixty-five (365) day or three hundred and sixty-six (366) day year, as the case may be, for the actual number of days elapsed in the period during which it accrues. Each determination by Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error. Borrower hereby acknowledges and agrees that each fee payable under this Agreement is fully earned and non-refundable on the date such fee is due and payable and that each such fee constitutes Obligations and is in addition to any other fees payable by Borrower under the Loan Document. If any provision of this Agreement or any other Loan Document would require a Loan Party to make any payment of interest or any other payment that by a court of competent jurisdiction construes to be interest in an amount or calculated at a rate which would be prohibited by law or would result in the Agent’s receipt of interest at a criminal rate (as those terms are construed under the Criminal Code (Canada)), then despite that provision, that amount or rate will be deemed to have been adjusted retroactively to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or would not result in a receipt by the Agent of interest at a criminal rate. The adjustment will be made, to the extent necessary, first, by reducing the amount or rate of interest required to be paid and thereafter by reducing any fees, commissions, premiums, and other amounts that would constitute interest for the purposes of section 347 of the Criminal Code (Canada).

(b) In computing interest on any Loan, the date of the making of such Loan or the last Interest Payment Date with respect to such Loan, as the case may be, shall be included, and the date of payment of such Loan shall be excluded.

(c) For purposes of the Interest Act (Canada),

(i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 (or such other period that is less than a calendar year), as the case may be,

(ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and

(iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

4.10 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.10 and delivered to Borrower will be conclusive absent manifest error. Borrower will pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 4.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

4.11 Taxes.

(a) Defined Terms. For purposes of this Section 4.11, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Loan Parties, jointly and severally, shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.11, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V.

CONDITIONS OF LENDING

5.1 Conditions to Initial Term Loans . The obligation of the Lenders to make the Initial Term Loan is subject to the Agent’s receipt of the following, each dated as of the Closing Date, in form and substance satisfactory to Agent and its counsel:

(a)	counterparts of this Agreement, duly executed by the parties hereto;

(b)	the Notes, each duly executed by Borrower;

(c)	the Guaranty duly executed by the parties thereto;

(d)	the Commitment Letter Agreement duly executed by the parties thereto;

(e)	the Third Amendment to the 2020 Term Loan Credit Agreement in form and substance attached hereto as Exhibit 5.1(f), duly executed by the parties thereto; and

(f)	the ABL Subordination Agreement and 2020 Term Loan Subordination Agreement, each duly executed by the parties thereto.

5.2 Conditions to First Delayed Draw Term Loan. The obligation of the Lenders to make the First Delayed Draw Term Loan is subject to the satisfaction or waiver in writing of the following conditions prior to the making of such Delayed Draw Term Loan:

(a) Loan Documents. Agent shall have received the following, each dated as of the date of borrowing of the First Delayed Draw Term Loan or as of an earlier date acceptable to Agent, in form and substance satisfactory to Agent and its counsel:

(i) a financial condition certificate of a Responsible Officer of Borrower, in the form of Exhibit F;

(ii) a consent to the ABL Credit Agreement duly executed by the parties thereto permitting, among other things, the First Delayed Draw Term Loans hereunder (the “ABL Consent”);

(iii) Agent shall have received satisfactory evidence that each Loan Party has delivered all documents and taken all actions, as applicable, set forth on Schedule 7.21;

(iv) an opinion of counsel for each Loan Party addressed to Agent covering such matters incident to the transactions contemplated by this Agreement as Agent may reasonably require, which such counsel is hereby requested by Borrower on behalf of all the Loan Parties to provide;

(v) the Delayed Draw Term Loans Cash Flow Projection;

(vi) copies of the Governing Documents (other than the deed of incorporation (oprichtingsakte) of Furmanite B.V.) of each Loan Party and a copy of the resolutions of the Governing Body (or similar evidence of authorization) of each Loan Party and authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of the Secretary or an Assistant Secretary or other officer of such Loan Party certifying

(A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect,

(B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party,

(C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing and Notices of Conversion on behalf of Borrower and

(D) in respect of the UK Loan Parties, the Solvency of that UK Loan Party;

(vii) with respect to US Loan Parties, a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation (or the equivalent Governmental Authority in the jurisdiction of incorporation, organization or formation) of each Loan Party, dated within twenty (20) days of the borrowing of the Delayed Draw Term Loan, listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and certifying (to the extent such concept exists in such jurisdictions) that

(A) such amendments are the only amendments to such certificate of incorporation, organization or formation on file in that office,

(B) such Loan Party has paid all franchise taxes to the date of such certificate and

(C) such Loan Party is in good standing in that jurisdiction (as applicable);

(viii) with respect to any Loan Party formed under the laws of Canada or any province or territory thereof, a certificate of status (or equivalent) issued by the governmental authority in the jurisdiction in which such Loan Party is formed, dated within twenty (20) days of the borrowing of the Delayed Draw Term Loan;

(ix) an Intercompany Subordination Agreement, if applicable; and

(x) a closing certificate from a Responsible Officer of Borrower, in the form of Exhibit G.

(b) Reimbursement. Borrower shall have paid

(i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement to the extent invoiced at least three (3) Business Days prior to the date of the borrowing of the Delayed Draw Term Loan (it being understood that all other such fees and Lender Group Expenses shall be paid after such date in accordance with the terms of this Agreement), and

(ii) any other fees referred to in this Agreement that are required to be paid.

(c) (Reserved).

(d) KYC. Upon the request of Agent or any Lender made at least ten (10) days prior to the borrowing date of the First Delayed Draw Term Loan, Borrower shall have provided to Agent or such Lender no later than five (5) days prior to the Closing Date, a duly executed W-9 (or other applicable tax form) of the Borrower, and all other documentation and information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act. At least three (3) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to Agent a Beneficial Ownership Certification in relation to such Borrower.

5.3 Second Delayed Draw Term Loan. Notwithstanding anything to the contrary contained herein, the extension of the Second Delayed Draw Term Loan, to the extent of any extension, is at the sole and absolute discretion of the Lenders.

5.4 Conditions to each Loan. The obligation of the Lenders to make any Loan hereunder is subject to the satisfaction or waiver in writing of the following conditions prior to the making of such Loan:

(a) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan and no default or breach thereof exists under the Commitment Letter Agreement;

(c) Due Diligence. Agent shall have completed satisfactory business and legal due diligence (including, without limitation, diligence with respect to the Kelli Most litigation and associated insurance coverage); and

(d) Borrowing Notice. The Borrower shall have delivered a Notice of Borrowing, in the form of Exhibit B, in accordance with Section 2.3.

Each condition in Section 5 that is subject to the satisfaction or discretion of Agent or any Lender shall be deemed satisfied upon Agent’s or Lender’s, as applicable, making of any Loan. For the avoidance of doubt, no Lender shall have any obligation to make a Second Delayed Draw Term Loan at any time.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Borrower. The Borrower makes the following representations and warranties to Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) Organization, Good Standing and Qualification. Each Loan Party

(i) is an Entity duly organized (or incorporated, as the case may be), validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the state of its incorporation, organization or formation,

(ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged, except to the extent that the failure own such properties and assets or transact business in such a way could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and

(iii) is duly qualified, authorized to do business and in good standing (to the extent such concept exists in the relevant jurisdictions) in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) (Reserved).

(c) Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (including the consent of its owners, where required) has been taken.

(d) Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party

(i) do not and will not contravene any of the Governing Documents of such Loan Party,

(ii) do not and will not contravene any Requirement of Law, except as such contravention could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,

(iii) do not and will not contravene any Material Contract, except as such contravention could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and

(iv) do not and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.

(f) Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except

(i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, and

(ii) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g) Ownership; Subsidiaries. As of the date of borrowing of the First Delayed Draw Term Loan, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 6.1(g), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by a Loan Party in the amounts specified on Schedule 6.1(g) free and clear of all Liens other than Liens permitted pursuant to Section 8.8. As of the date of borrowing of the First Delayed Draw Term Loan, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.1(g). All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

(h) Solvency. The Loan Parties, taken as a whole, are Solvent and no procedure, act or filing described as an “Insolvency Event” has taken place with respect to any Loan Party. As of the Closing Date, each UK Loan Party is Solvent.

(i) Financial Data. Borrower has provided to Agent complete and accurate copies of the Historical Financials. The Historical Financials have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present, in all material respects, the financial position, results of operations and cash flows of the Loan Parties and their Subsidiaries for each of the periods covered. Since December 31, 2019, there has been no change, occurrence, development or event, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Loan Parties and their Subsidiaries that has been furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.

(k) Legal and Trade Name. As of the Closing Date, during the past year, none of the Loan Parties has been known by or used any legal name or, except as such usage could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any trade name or fictitious name, except for its name as set forth in the introductory paragraph and on the signature page of this Agreement which is the exact correct legal name of such Loan Party.

(l) Employment Agreements. Since October 19, 2021, none of the Loan Parties or any of its Subsidiaries has taken any of the actions prohibited by Section 8.17(c) and (d) hereof.

(m) Investment Company. None of the Loan Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n) Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

(o) Taxes and Tax Returns.

(i) Each Loan Party and each of its Subsidiaries has properly completed and timely filed all federal and other material income tax returns it is required to file and such returns were complete and accurate in all material respects.

(ii) All federal and other material taxes and similar governmental charges required to have been paid by the Loan Parties have been timely paid.

(iii) No material deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid. There are no pending or, to the knowledge of Borrower, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for taxes.

(iv) Each Dutch Loan Party is resident for tax purposes in the Netherlands only, and does not have a permanent establishment or permanent representative outside the Netherlands.

(v) Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, consists of Loan Parties only

(p) No Judgments or Litigation. Except as specified in Schedule 6.1(p), as of the date of borrowing of the First Delayed Draw Term Loan or the date of borrowing of the Second Delayed Draw Term Loan, no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party after due inquiry, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that

(i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or

(ii) purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(q) Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, except where such failure to have such title, interest or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of such assets are free and clear of Liens except for Permitted Liens.

(r) No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries have any Indebtedness other than Indebtedness permitted under Section 8.1.

(s) Investments; Contracts. None of the Loan Parties, nor any of their Subsidiaries,

(i) has committed to make any Investment;

(ii) is a party to any indenture, agreement, contract, instrument or lease, or subject to any restriction in the Governing Documents or similar restriction or any injunction, order, restriction or decree;

(iii) is a party to any “take or pay” contract as to which it is the purchaser; or

(iv) has material contingent or long term liability, including any management contracts,

in each case, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(t) Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u) (Reserved).

(v) ERISA.

(i) As of the date of borrowing the First Delayed Draw Term Loan and the Second Delayed Draw Term Loan, neither any Loan Party nor any ERISA Affiliate maintains or contributes to any Plan, other than those specified in Schedule 6.1(v).

(ii) Each Loan Party and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Code), except for ordinary funding obligations which are not past due, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Code has been made with respect to any Plan.

(iii) No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Neither a Loan Party or any ERISA Affiliate, nor any fiduciary of any Plan, is subject to any material direct or indirect liability with respect to any Plan under any Requirement of Law or agreement.

(iv) Neither a Loan Party nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 307 of ERISA or Section 401(a)(29) of the Code, and no Lien exists or could reasonably be expected to arise with respect to any Plan.

(v) Each Loan Party and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the Code with respect to all Plans. There has been no prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Plan or any Multiemployer Plan or any trust created thereunder that could subject any Loan Party or ERISA Affiliate to a material civil penalty pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code (a “Prohibited Transaction”). Each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement or any Requirement of Law applicable to any Plan or Multiemployer Plan. With respect to each Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC or had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code other than for payments of premiums in the ordinary course of business.

(vi) Each Plan and each trust established thereunder which is intended to qualify under Section 401(a) or 501(a) of the Code has received a favorable determination or advisory opinion letter from the IRS, and no event has occurred since the date of such determination or advisory opinion letter which could reasonably be expected to adversely affect the qualified status of such Plan or trust.

(vii) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(viii) Neither any Loan Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(ix) The aggregate withdrawal liability that would be incurred in the event of a complete withdrawal as of the date of this Agreement by a Loan Party or any ERISA Affiliate from all Multiemployer Plans would not reasonably be expected to have a Material Adverse Effect.

(x) There are no actions, suits, claims or other proceedings, either pending or, to the knowledge of a Responsible Officer, threatened against any Loan Party, or any ERISA Affiliate, or otherwise involving a Plan (other than routine claims for benefits), which could reasonably be expected to be asserted successfully against any Plan, any Loan Party, or any ERISA Affiliate. To the extent that any Plan is funded with insurance, each Loan Party and each ERISA Affiliate have paid when due all premiums required to be paid. To the extent that any Plan is funded other than with insurance, it and each ERISA Affiliate have made when due all contributions required to be paid.

(w) Intellectual Property. Each Loan Party owns or licenses all Patents, Trademarks, Copyrights and other Intellectual Property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no claim or litigation is pending or, to each Loan Party’s knowledge after due inquiry, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.

(x) Labor Matters. Schedule 6.1(x) accurately sets forth all labor contracts to which any Loan Party or any of its Subsidiaries is a party as of the date of borrowing the First Delayed Draw Term Loan, and their dates of expiration. There are no existing or, to each Loan Party’s knowledge after due inquiry, threatened strikes, lockouts or other disputes relating to any collective bargaining or similar labor agreement to which any Loan Party or any of its Subsidiaries is a party which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(y) Compliance with Environmental Laws. Except as to matters that could not reasonably be expected to have a Material Adverse Effect:

(i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws;

(ii) there are and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Action against any Loan Party, any of its Subsidiaries or affect any real property used in the business of any Loan Party or any of its Subsidiaries;

(iii) there are no pending Environmental Actions against any Loan Party or any of its Subsidiaries, and no Loan Party or any Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and

(iv) (reserved).

To the knowledge of each Loan Party, all of the real property used in the business (including its Equipment) is free, and has at all times been free, of Hazardous Materials, underground storage tanks and underground waste disposal areas except in compliance with applicable Environmental Laws or in a manner that could not reasonably be expected to have a Material Adverse Effect.

(z) Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and maintained all Permits which are necessary or advisable for the operation of its business, except where the failure to possess any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(aa) Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or a Person that is named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Term Loans will be, directly or, to the knowledge of Borrower or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

(bb) Government Regulation. None of the Loan Parties nor any of their Subsidiaries is subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(cc) Material Contracts. Each Material Contract has been duly authorized, executed and delivered by the applicable Loan Party. Except for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract of the Loan Parties and their Subsidiaries is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such Material Contract by any party thereto.

(dd) Business and Properties. No business of any Loan Party or any of its Subsidiaries is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ee) Information. All written disclosure provided to the Lenders regarding the Borrower, the other Loan Parties and their Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Borrower, the other Loan Parties and their Subsidiaries (other than projections, forward looking information or information of a general economic or general industry nature) is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not materially misleading. Projections and forward looking information (including forecasts and other forward-looking information) were based on good faith estimates and assumptions believed to be reasonable at the time made; it being recognized by the Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, the other Loan Parties and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(ff) Insurance. The properties and businesses of the Borrower and its Material Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of similar size engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates (it being acknowledged and agreed by the Agent and the Lenders that the Borrower’s insurance program existing on the Closing Date and any similar insurance program in effect after the Closing Date shall be deemed to be customary).

(gg) Anti-Money-Laundering Laws and Anti-Corruption Laws. Each Loan Party complied in all material respects and is and has been during the past five (5) years in all material respects with all Anti-Money Laundering Laws and Anti-Corruption Laws, and has instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with such laws. No Loan Party has received any communication (including any oral communication) from any Governmental Authority (acting in its capacity as such) that has jurisdiction over the respective Loan Party alleging that it is not in compliance with, or may be subject to liability under, any Anti-Money Laundering Laws or Anti-Corruption Laws.

(hh) Business. As of the Closing Date, the Borrower is engaged directly or through Subsidiaries in the business of providing industrial services to customers in the petrochemical, refinery, power, pipeline, pulp and paper, steel, and other industries.

(ii) Common Enterprise. The Borrower and its Subsidiaries are engaged in the businesses set forth in Section 6.1(hh) as of the Closing Date. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lenders to make credit available hereunder primarily for the purposes set forth in Section 6.1(hh) and generally for the purposes of financing the operations of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors (or other similar governing body) of the Borrower and each of its Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole. The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver its Guaranty, the Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

(jj) Covered Entities. No Loan Party is a Covered Entity.

(kk) (Reserved).

(ll) EEA Financial Institution. No Loan Party is an EEA Financial Institution.

(mm) Beneficial Ownership Certification. As of the Closing Date, in the event a Beneficial Ownership Certification is required to be delivered on the Closing Date and as of the date that any Beneficial Ownership Certification is delivered pursuant to Section 5.2(k), the information included in such Beneficial Ownership Certification is true and correct in all respects.

(nn) Responsible Officers. The individuals set forth on Schedule 6.1(nn) are Responsible Officers, holding the offices indicated next to their respective names, as of the date of borrowing of the First Delayed Draw Term Loan, and such Responsible Officers are, as of such date, duly elected and qualified officers of the Loan Parties indicated on Schedule 6.1(nn) and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement and the other Loan Documents to which such Loan Party is a party.

(oo) Regulation H. No Real Property with respect to which a Mortgage is granted is a Flood Hazard Property unless: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Agent (i) as to the fact that such Real Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Agent and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Agent and naming the Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

(pp) Canadian Registered Pension Plans. No Loan Party maintains, sponsors, contributes to, is a party to, or otherwise has any liability (including any contingent liability) or contribution obligations under or in respect of any Canadian Registered Pension Plan.

(qq) Pensions – UK Loan Parties. Other than in relation to Furmanite International Limited Pension Plan, no UK Loan Party nor any of its Subsidiaries:

(i) is or has at any time in the six years prior to the date of this Agreement been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and is not a scheme within section 38(1)(b) of the Pensions Act 2004;

(ii) no member of the Group is or has at any time been in the six years prior to the date of this Agreement “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 save that for the purposes of this clause, a member of the Group shall not be connected with another company solely by reason of one or more of its directors or employees being a director of that other company) such an employer.

No member of the Group has at any time in the six years prior to the date of this Agreement been party to an act or omission involving a scheme or employer (both as referred to in paragraphs (i) and (ii) above) which could reasonably be expected to give rise to the issue (to it or any of its Subsidiaries) of a financial support direction or contribution notice pursuant to section 38 or 43 of the Pensions Act 2004 or fine by the Pensions Regulator.

(rr) Centre of main interests and establishments. As of the Closing Date, in respect of the UK Loan Parties, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (as the same may be retained added to or modified by the European Withdrawal Act 2018 or any statutory instrument made under such Act the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

ARTICLE VII.

AFFIRMATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, until Payment in Full of all Obligations:

7.1 Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to,

(a) maintain their Entity existence, except in connection with a transaction expressly permitted under Section 8.3 or in the case of any Entity other than a Borrower, where the failure to do so could not reasonably be expected to have a Material Adverse Effect,

(b) maintain in full force and effect all material licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all material Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except

(i) as expressly permitted by this Agreement,

(ii) such as may expire, be abandoned or lapse in the ordinary course of business or

(iii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and

(c) continue in the same or reasonably related lines of business as presently conducted by it.

7.2 Maintenance of Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets used or useful and necessary to its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with its past operating practices.

7.3 [Reserved.]

7.4 Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default,

(a) all federal and other material Taxes imposed against it or any of its property, and

(b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that, such payment and discharge will not be required with respect to any Tax or claim if

(i) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted, and

(ii) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

7.5 Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply with all Requirements of Law applicable to it, including any State Licensing Laws and Environmental Laws, except where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.6 Insurance. Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Borrower will furnish to Agent, upon request, information in reasonable detail as to the insurance so maintained. Furthermore, the Loan Parties shall:

(a) (reserved);

(b) cause each insurance policy referred to in this Section 7.6 to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to Agent; and

(c) deliver to Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Agent, including an insurance binder) together with evidence reasonably satisfactory to Agent of payment of the premium therefor.

If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor for Borrower’s account and such expenses so paid shall be part of the Obligations.

7.7 Books and Records; Inspections.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice.

(b) The Loan Parties shall, and shall cause each of their Subsidiaries to, provide Agent and its agents and one representative of each of the Lenders access to the premises of the Loan Parties and their Subsidiaries at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of inspecting records or documents of the Loan Parties and their Subsidiaries and discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or with the Auditors (subject to such Auditor’s policies and procedures, and the right of the Loan Parties to be present at the discussions with the Auditors).

Borrower shall reimburse Agent for the reasonable and documented travel and related expenses of Agent’s employees or, at Agent’s option, of such outside accountants or examiners as may be retained by Agent to verify or inspect records or documents of the Loan Parties and their Subsidiaries; provided that, so long as no Default or Event of Default then exists, the number verifications and inspections for which Borrower shall be liable for reimbursement to Agent hereunder shall be limited to one verification and inspection in each calendar year; provided, further, that the foregoing shall not operate to limit the number of verifications or inspections that Agent may elect to undertake. If Agent’s own employees are used, Borrower shall also pay such reasonable per diem allowance as Agent may from time to time establish, or, if outside examiners or accountants are used, Borrower shall also pay Agent such sum as Agent may be obligated to pay as fees for such services. Notwithstanding anything to the contrary in this Section 7.7, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, that in the event the Borrower does not provide information in reliance on clauses (b) and (c) of this sentence, the Borrower shall provide notice to the Agent (to the extent permitted to do so) that such information is being withheld and the Borrower shall use commercially reasonable efforts to obtain consent to provide such information or otherwise to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation or without waiving such privilege, as applicable, the applicable information.

7.8 Notification Requirements. The Loan Parties shall timely give Agent and each Lender the following notices and other documents:

(a) Notice of Defaults. Promptly, and in any event within two (2) Business Days (or, in the case of any Event of Default specified in Section 10.1(n), (o) or (p), or an “Event of Default” (as defined in the ABL Credit Agreement or the 2020 Term Loan Credit Agreement), within one (1) Business Day) after any Responsible Officer of the Borrower obtains actual knowledge of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and Borrower’s proposed response thereto, each in reasonable detail.

(b) Proceedings or Changes. Promptly, and in any event within five (5) Business Days after any Responsible Officer of Borrower obtains actual knowledge of any actual change, development or event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(c) Changes.

(i) (Reserved), and

(ii) prior to a change to the Entity structure or jurisdiction of organization of any Loan Party, in each case, together with a written statement describing such change,

together with copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change. If any notice is delivered with respect to Schedule 6.1(b) pursuant to this Section 7.8, such notice shall be deemed to be an addition to such Schedule.

(d) ERISA Notices.

(i) Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of Borrower describing such Termination Event and any action that is being taken with respect thereto by any Loan Party or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;

(ii) promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Plan subject to the funding requirements of Section 412 of the Code and all communications received by any Borrower or ERISA Affiliate with respect to such request;

(iii) promptly, and in any event within five (5) Business Days after receipt by any Loan Party or ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(iv) promptly, and in any event within five (5) Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(A) any Prohibited Transaction,

(B) any cessation of operations (by any Loan Party or ERISA Affiliate) at a facility in the circumstances described in Section 4062(e) of ERISA,

(C) a failure by any Loan Party or ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code, or the imposition of such a Lien,

(D) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, or

(E) any change in the actuarial assumptions or funding methods used for any Plan where the effect of such change is to increase materially or reduce materially the unfunded benefit liability or obligation to make periodic contributions;

(v) promptly upon and in any event within five (5) Business Days after the request of Agent, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by any Loan Party or ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of any Loan Party or ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by such Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each such Plan;

(vi) promptly upon and in any event within five (5) Business Days after the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(vii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(viii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice by the Department of Labor of any penalty, audit, investigation or purported violation of ERISA with respect to a Plan;

(ix) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(x) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(e) Material Contracts. Concurrently with the delivery of any Compliance Certificates pursuant to Section 7.11(d), notice of any Material Contract that has been terminated or amended in any material respect, together with a copy of any such amendment and delivery of a copy of any new Material Contract that has been entered into, in each case since the later of the Closing Date or delivery of the prior Compliance Certificate; provided that the Borrower Agent shall not be required to separately deliver copies of any Material Contracts (or amendments thereto) that are included in materials otherwise filed with the SEC.

(f) Environmental Matters.

(i) Promptly provide notice of any Release of Hazardous Materials in any reportable quantity from or onto real property owned or operated by a Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and

(ii) Promptly, but in any event within 5 Business Days of its receipt thereof, provide written notice of any of the following: (i) an Environmental Lien has been filed against any of the real or personal property of a Loan Party of one of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or one of its Subsidiaries, or (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority, in each case which could reasonably be expected to have a Material Adverse Effect.

(g) Insurance. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.

(h) Litigation. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or date of any Loan Party submits, as applicable, any non-confidential pleadings or other court records or communications in connection with the Texas Litigation and the Kansas Litigation.

(i) Potential Transactions. Promptly, and in any event no later than ten (10) Business Days before consummation thereof, notice of any transaction outside the ordinary course of business, including settlement of any claim, acquisitions or divestitures outside the ordinary course of business.

7.9 Milestones.

The Loan Parties shall, and shall cause each of their Subsidiaries to;

(a) (reserved); and

(b) (reserved);

(c) by November 12, 2021,

(i) conduct one or more in-person due diligence sessions with the Agent (and, at the election of the Agent, any advisors thereto), which due diligence sessions shall include active participation by all division heads of the Loan Parties and shall otherwise be conducted in a manner reasonably acceptable to the Agent;

(ii) (reserved);

(iii) appoint the interim chief financial officer, as disclosed to the Agent on November 9, 2021, who shall continue to serve as interim chief financial officer until a permanent chief financial officer is appointed; and

(iv) engage an investment bank on customary terms to sell the valve business and, subject to available funding, an accounting firm on customary terms to prepare a quality of earnings report for the valve business;

(d) by November 15, 2021, the Borrower shall deliver to the Agent and the Agent’s legal and financial advisors a preliminary analysis detailing the liquidity profile, budget and cash needs of the Loan Parties and their Subsidiaries, for the quarter ending December 31, 2021, in form and substance reasonably acceptable to the Agent;

(e) (reserved);

(f) (reserved);

(g) by December 1, 2021, the Borrower shall deliver to the Agent and the Agent’s legal and financial advisors a preliminary analysis detailing the liquidity profile, budget and cash needs of the Loan Parties and their Subsidiaries, for the quarter ending March 31, 2022, in form and substance acceptable to the Agent;

(h) as soon as reasonably practicable, and by no later than December 8, 2021, an advisor fee forecast specifying the material terms of the fee letters for advisors to each of the Agent and Atlantic Park Strategic Capital Fund, L.P.; and

(i) as promptly as practicable, and in any event within the applicable time period set forth on Schedule 7.9 (or such longer time as Agent may agree in its sole discretion), deliver all documents and take all actions set forth on Schedule 8.20.

provided, that each of the foregoing dates may be extended with the written consent of the Agent, in its sole discretion (which consent may be by e-mail from counsel to the Agent).

7.10 Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.11 Financial Reporting. Borrower shall deliver to Agent the following:

(a) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2021, the annual audited and certified consolidated Financial Statements of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall, other than with respect to a “going concern” or equivalent qualification that may be included in the report and opinion delivered in respect of fiscal year ending December 31, 2021, be unqualified as to going concern and scope of audit (except for any such qualification pertaining to impending debt maturities of the Term Loans, the ABL Facility or the 2017 Senior Convertible Notes occurring within 12 months of such audit or any breach of any financial covenant thereunder).

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter, commencing with the fiscal quarter ended December 31, 2021,

(i) the interim consolidated Financial Statements of the Borrower and its Subsidiaries as at the end of such quarter and for the fiscal year to date, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (it being understood and agreed that, notwithstanding the foregoing, such comparison shall not be required for any period occurring prior to the Closing Date), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and

(ii) a narrative discussion of the financial condition of the Borrower and its Subsidiaries and results of operations and the liquidity and capital resources for the fiscal quarter then ended, prepared by a Responsible Officer of Borrower.

(c) Monthly Financial Statements. Within thirty (30) days after the end of each fiscal month, commencing with the fiscal month ended November 30, 2021,

(i) the interim consolidated Financial Statements of the Borrower and its Subsidiaries as at the end of such month and for the fiscal year to date, and

(ii) a certification by a Responsible Officer of Borrower that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

(d) Compliance Certificate. Together with the delivery of each of the financial statements referred to in Section 7.11(a) and Section 7.11(b), a compliance certificate, substantially in the form of Exhibit H (a “Compliance Certificate”), signed by a Responsible Officer of Borrower, with an attached schedule of computations calculating Capital Expenditures each fiscal quarter.

(e) Lender Calls. Within 5 Business Days after the quarterly financial statements are to be delivered pursuant to Section 7.11(b) (or, at the reasonable request of the Agent, within 5 Business Days after the monthly financial statements are delivered pursuant to Section 7.11(c)), participate in conference calls or meetings with the Agent and the Lenders, such calls or meetings to be held at such time as may be agreed to by the Borrower and the Agent, to discuss the financial condition and results of operations of the Borrower and the Subsidiaries for the most recently-ended period for which financial statements have been delivered pursuant to Section 7.11(a), Section 7.11(b) or Section 7.11(c), as applicable.

(f) ABL Facility and 2020 Term Loan Facility Reporting. The Borrower shall deliver to the Agent copies of all financial statements, budgets, reports, notices, analyses and other deliverables that are delivered or required to be delivered pursuant to the terms of each of the ABL Loan Documents and 2020 Term Loan Documents, in each case contemporaneously with delivery to the ABL Agent or the 2020 Term Loan Agent, as applicable (or any other person as may be required under the terms of the ABL Loan Documents or 2020 Term Loan Documents).

(g) (Reserved).

(h) (Reserved).

(i) Preliminary Business Plan. Beginning with December 31, 2021, not later than December 31 of each year, the Preliminary Business Plan of the Loan Parties and their Subsidiaries.

(j) Business Plan. Not later than the earlier of (x) ten (10) Business Days after certification by the Board of Directors of Borrower and (y) February 28 of each year, the Business Plan of the Loan Parties and their Subsidiaries.

(k) SEC Reports. As soon as available, but not later than five (5) Business Days after the same are sent or filed, as the case may be, copies of all financial statements and reports that any Loan Party sends to any of the owners of its Equity Interests or files with the Securities and Exchange Commission or any other Governmental Authority and not otherwise required to be delivered to the Agent hereto.

(l) Other Information. Promptly after the request by Agent, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, collateral, liabilities or condition (financial or otherwise) of any Loan Party or any of its Subsidiaries as Agent may from time to time reasonably request.

As to any information contained in materials furnished pursuant to Section 7.11(k), the Borrower shall not be separately required to furnish such information under clauses under Section 7.11(a), 7.11(b) and 7.11(c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 7.11(a), 7.11(b) and 7.11(c) at the times specified therein.

Documents required to be delivered pursuant to Sections 7.11(a), 7.11(b), 7.11(c) or 7.11(k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date

(i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address: https://www.teaminc.com; or

(ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent);

provided that the Borrower shall notify (by fax or e-mail transmission) the Agent and each Lender of the posting of any such documents and provide to the Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Borrower shall, and shall cause its Subsidiaries to, use reasonable efforts to satisfy all due diligence requests submitted by the Agent or advisors to the Agent as soon as reasonably practicable.

7.12 Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including tax liabilities and other governmental charges), except where

(i) the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP or

(ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.13 ERISA. The Loan Parties shall, and shall cause each of their Subsidiaries and ERISA Affiliates to,

(a) maintain each Plan intended to qualify under Section 401(a) of the Code so as to satisfy the qualification requirements thereof in all material respects,

(b) contribute, or require that contributions be made, in a timely manner

(i) to each Plan in amounts sufficient (x) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, if applicable, (y) to satisfy any other Requirements of Law and (z) to satisfy the terms and conditions of each such Plan, and

(ii) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements,

(c) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and

(d) pay in a timely manner, in all material respects, all required premiums to the PBGC.

As used in this Section 7.13, “Foreign Plan” means any Plan that is subject to any Requirement of Law other than ERISA or the Code and that is maintained, or otherwise contributed to, by a Loan Party or any of its Subsidiaries for the benefit of employees outside the United States and Canada.

7.14 Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, conduct its business so as to comply in all material respects with and address all liabilities under all applicable Environmental Laws and obtain and renew all Permits, except, in each case, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.15 Intellectual Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of its material registrations of Trademarks, Patents and Copyrights.

7.16 Solvency. The Loan Parties, taken as a whole, shall be and remain Solvent at all times.

7.17 Access to Employees, etc..

(a) At the request of the Agent from time to time, the Borrower shall cause senior employees that are the head of any business line or division and senior members of the internal finance teams of the Borrower and its Subsidiaries to meet with representatives of the Agent and Lenders (which meeting shall be in person or virtual at the reasonable request of the Agent); and

(b) At the request of the Agent from time to time, the Borrower and each Subsidiary thereof shall use reasonable best efforts to facilitate a dialogue between the Agent and any investment bankers, consultants or other professionals (other than accountants) or other senior personnel of the Borrower or any of its Subsidiaries as soon as reasonably practicable after such request.

7.18 Additional Warrants; Alternative Preferred Equity. Subject in each case to the applicable terms of the Corre/AP Term Sheet:

(a) If by November 30, 2021, the Borrower obtains shareholder consent or approval from the New York Stock Exchange using the financial viability exception (which, for the avoidance of doubt, the Borrower shall pursue as soon as practicable), then (i) Atlantic Park shall receive cumulatively an additional 917,051 warrants, and (ii) the Lenders shall receive cumulatively up to 5,000,000 warrants (pro-rated based on amount funded under the Initial Term Loans and the First Delayed Draw Term Loans, respectively) with a strike price of $1.50 per share ((i) and (ii) together, the “Underlying Warrants”).

(b) With respect to any Underlying Warrants granted to the Lenders related to the Initial Term Loans, if the Borrower does not obtain shareholder consent or approval from the New York Stock Exchange utilizing the financial viability exception on or before the earlier of November 30, 2021 or the date of the First Delayed Draw Term Loan, the Borrower shall issue $4,563,084 in preferred equity with a dividend rate of 18% per annum. Upon the Borrower obtaining shareholder approval thereafter, the Lenders shall receive (i) the prorated amount of Underlying Warrants and (ii) additional warrants with a value commensurate to such accrued and unpaid dividends divided by a strike price of $1.50, and upon such payment or receipt the preferred equity of the Lenders shall be cancelled.

(c) With respect to any of the Underlying Warrants granted to Atlantic Park, if the Borrower does not obtain shareholder consent or approval from the New York Stock Exchange utilizing the financial viability exception on or before the earlier of November 30, 2021 or the First Delayed Draw Term Loan, the Borrower shall issue $1,859,814 in preferred equity with a dividend rate of 18% per annum. Upon the Borrower obtaining shareholder approval thereafter, Atlantic Park shall receive (i) the Underlying Warrants and (ii) additional warrants with a value commensurate to such accrued and unpaid dividends divided by a strike price of $1.50, and upon such payment or receipt the preferred equity of Atlantic Park shall be cancelled.

(d) With respect to any Underlying Warrants granted to the Lenders related to the First Delayed Draw Term Loan, if the Borrower does not obtain shareholder consent or approval from the New York Stock Exchange utilizing the financial viability exception by the date of the Second Draw, the Borrower shall issue $5,577,103 in preferred equity with a dividend rate of 18% per annum. Upon the Borrower obtaining shareholder approval thereafter, the Lenders shall receive (i) the prorated amount of Underlying Warrants and (ii) additional warrants with a value commensurate to such accrued and unpaid dividends divided by a strike price of $1.50, and upon such payment or receipt the preferred equity of the Lenders shall be cancelled.

7.19 Anti-Money Laundering Laws and Anti-Corruption Laws. Each of the Loan Parties shall comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws and shall maintain all of the necessary Permits required pursuant to any applicable Anti-Money Laundering Laws and Anti-Corruption Laws in order for such Loan Party to continue the conduct of its business as currently conducted, and will maintain policies procedures, and internal controls designed to promote and achieve compliance with such applicable laws and with the terms and conditions of this Agreement.

7.20 Formation of Subsidiaries; Further Assurances.

Each Loan Party will, any time after the Closing Date and at the time that any Loan Party forms or acquires any direct or indirect Material Subsidiary, or a non-Material Subsidiary becomes a Material Subsidiary, in each case, organized under the laws of a Security Jurisdiction, (including in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), within thirty (30) days of such event (or such later date as permitted by Agent in its reasonable discretion) (a) cause such new Material Subsidiary to provide to Agent a joinder or similar document to any applicable Loan Documents and (b) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its reasonable discretion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all at the expense of the Loan Parties.

7.21 Post-Closing Covenants. As promptly as practicable, and in any event within the applicable time period set forth on Schedule 7.21 (or such longer time as Agent may agree (and subject to any wavier that Agent may provide), in each case in Agent’s sole discretion), each Loan Party will deliver all documents and take all actions set forth on Schedule 7.21.

7.22 (Reserved).

7.23 Residency for Dutch Tax Purposes. Each Dutch Loan Party will remain resident for tax purposes in the Netherlands only and not create a permanent establishment or permanent representative outside the Netherlands, unless with the prior written consent of the Agent.

7.24 Fiscal Unity for Dutch Tax Purposes. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes in which a Loan Party is included, will consist of Loan Parties only, unless with the prior written consent of the Agent.

7.25 Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes. If, at any time, a Loan Party is member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (vennootschapsbelasting) and such fiscal unity is, in respect of that Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Agent or a Lender enforcing its rights under any Loan Document, such Loan Party shall, at the request of the Agent, together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) to the Loan Party leaving the fiscal unity, to the extent such tax losses are attributable (toerekenbaar) to that Loan Party (within the meaning of Article 15af of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)).

ARTICLE VIII.

NEGATIVE COVENANTS1

The Borrower covenants and agrees that, until Payment in Full of all Obligations:

8.1 Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Closing Date to the extent originally incurred as permitted under the ABL Credit Facility and 2020 Term Loan Facility, and any Refinancing Indebtedness in respect of such Indebtedness;

(c) Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets in an aggregate principal amount not to exceed the greater of (i) $15,000,000 and (ii) an amount equal to 3.0% of Consolidated Tangible Assets at any time outstanding; provided that such Indebtedness is incurred within 90 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(d) Bank Product Obligations (other than arising under Hedging Agreements) and Indebtedness under Permitted Hedging Agreements;

(e) Indebtedness comprised of Permitted Intercompany Advances;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

[1]	Subject to review of AP amendment. Any covenant loosening thereunder should be reflected in this Agreement as well.

(g) Guarantees of Indebtedness of the Loan Parties or their Subsidiaries permitted to be incurred under this Agreement; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(h) Acquired Indebtedness in an amount not to exceed $15,000,000 at any one time;

(i) endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(j) Indebtedness incurred in the ordinary course of business in respect of

(i) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing,

(ii) up to $5,000,000 in the aggregate of any bankers’ acceptance, bank guarantees or letter of credit facilities, in each case, in the ordinary course of business,

(iii) the endorsement of instruments for deposit or the financing of insurance premiums,

(iv) deferred compensation or similar arrangements to the employees of the Loan Parties or any of their Subsidiaries,

(v) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and

(vi) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Loan Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance; or

(k) the ABL Obligations in an aggregate principal amount not to exceed the lesser of (i) commitments under the ABL Credit Agreement as in effect on the Closing Date (i.e., $150,000,000) and (ii) the Borrowing Base (as defined in the ABL Credit Agreement as in effect on October 29, 2021);

(l) the 2020 Term Loan Obligations;

(m) Indebtedness of the Borrower or any Material Subsidiary in the form of purchase price adjustments or indemnification incurred in connection with the any Permitted Acquisition or any disposition permitted under Section 8.5;

(n) (reserved);

(o) the 2017 Senior Convertible Notes (including any paid-in-kind interest in accordance with the terms thereof and of the Corre/AP Term Sheet); and

(p) Indebtedness of Subsidiaries of the Borrower that are not organized under the laws of a Security Jurisdiction in an aggregate amount not to exceed $10,000,000 at any time outstanding.

Notwithstanding the foregoing, on and after the Closing Date, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time (x) create, incur, assume or suffer to exist any Indebtedness for borrowed money other than (i) the Obligations hereunder, (ii) any such Indebtedness existing as of October 19, 2021, (iii) the 2020 Term Loan Obligations and (iv) the ABL Obligations, (y) guarantee or otherwise become an obligor in respect of the 2017 Senior Convertible Notes (other than the Borrower) or (z) raise capital on a senior basis (with respect to payment terms, structure or Liens) to the Term Loans hereunder (other than borrowings under the 2020 Term Loan Facility in a principal amount up to $25,000,000 plus any paid-in-kind interest or fees thereon and borrowings under the ABL Facility); provided, however, if the First Delayed Draw Term Loan is not extended by the Lenders to the Borrower on or before December 8, 2021, this clause (z) shall be deemed to be of no force or effect.

8.2 (Reserved).

8.3 Entity Changes, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, divide, merge, amalgamate or consolidate with any Person, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except that, so long as no Default exists or would result therefrom:

(a) any such Subsidiary may merge with or liquidate or dissolve into

(i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or

(ii) any one or more Subsidiaries, provided that when a subsidiary which is not a Loan Party merges with a Loan Party, the Loan Party shall be the continuing or surviving Person and when a Loan Party liquidates or dissolves, it shall liquidate and dissolve into another Loan Party;

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to a Guarantor (or if such Subsidiary is not a Guarantor to another Subsidiary which is not a Guarantor);

(c) any Subsidiary may change its jurisdiction of organization, provided

(i) such Person provides the Agent with at least twenty (20) days prior written notice of change,

(ii) no Default exists at such time; and

(iii) if such Person is organized in the U.S., Canada, England or the Netherlands, such new jurisdiction is in the U.S., Canada, England or the Netherlands;

(d) any Subsidiary may change in legal form if such change is not materially disadvantageous to the Lenders.

8.4 Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make any material change in the nature of their business as carried on at the date hereof or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.

8.5 Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) except:

(a) sales of Inventory in the ordinary course of business;

(b) the sale or other disposition of obsolete or worn out property, or other property no longer used or useful in the conduct of business, in each case, disposed of in the ordinary course of business (and not part of an accounts receivable financing, factoring or similar transaction (other than by a Subsidiary which is not a Loan Party if done in ordinary course));

(c) the sale, transfer or other disposition of cash and Cash Equivalents in the ordinary course of business;

(d) sales, transfers or other dispositions of property that are a settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Loan Party or any Subsidiary;

(e) non-exclusive licenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the business of the Loan Parties and their Subsidiaries;

(f) the abandonment of Intellectual Property (or lapse of any registration or application in respect of Intellectual Property) that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries; and

(g) dispositions of equipment or real property to a bona fide third party in an amount not to exceed $2,500,000 in any calendar year, to the extent that

(i) such property is exchanged for credit against the purchase price of similar replacement property,

(ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property or

(iii) the Board of Directors or senior management of the Borrower or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of the Borrower or such Subsidiary;

(h) dispositions permitted under Section 8.3;

(i) dispositions of property (i) by any Loan Party or Subsidiary to a Loan Party, (ii) by a subsidiary which is not a Loan Party to a subsidiary which is not a Loan Party or (iii) by a Loan Party to a subsidiary which is not a Loan Party so long as such disposition is for fair market value and otherwise not prohibited pursuant to Section 8.10;

(j) dispositions constituting Permitted Investments;

(k) dispositions set forth on Schedule 8.5 as reasonably agreed in good faith by the Borrower and Agent prior to the date of borrowing of the First Delayed Draw Term Loan;

(l) sales or dispositions of other assets (including intangible property related to such fixed assets) so long as made at fair market value and the aggregate fair market value of all assets disposed of in the aggregate would not exceed $5,000,000 in any calendar year and not part of an accounts receivable financing, factoring or similar transaction (other than by a subsidiary which is not a Loan Party if done in ordinary course); and

(m) sales, transfers or other disposals (in each case, whether direct or indirect) of any assets outside the ordinary course of business, solely to the extent that (x) such disposition shall have been approved by both the Independent Committee and the full board of directors of the Borrower, (y) an independent fairness opinion shall have been issued by a reputable investment bank or consultancy affirming the fairness of such transaction and (z) unless the Agent has expressly consented in writing to any other application of payments, 100% of the proceeds of such disposition shall be used to pay the Obligations hereunder (inclusive, for the avoidance of doubt, of any Applicable Premium) in accordance with Section 2.5 (subject to the limitations therein).

8.6 Use of Proceeds. Borrower will not

(a) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or

(b) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

8.7 (Reserved).

8.8 Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets other than Permitted Liens. For the avoidance of doubt, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with any assets that secure the 2017 Senior Convertible Notes.

8.9 Dividends, Redemptions, Distributions, Etc.. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay any dividends or make any distributions on or in respect of its Equity Interests, or purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Equity Interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Loan Parties or any of their Subsidiaries (all of the foregoing, the “Restricted Payments”), except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and any of its Subsidiaries; provided that if such Subsidiary is not a wholly-owned Subsidiary of the Borrower, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower or a Subsidiary;

(b) the Borrower and each Subsidiary may declare and make dividends payable solely in the stock or other Equity Interests (other than Disqualified Equity Interests) of such Person so long as, in the case of a Subsidiary, such Subsidiary remains wholly-owned by the Borrower; provided that if such Subsidiary is not a wholly-owned Subsidiary of the Borrower, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower or a Subsidiary; and

(c) the Borrower and each Subsidiary may make Equity Interest repurchases with the proceeds received from the substantially concurrent issue of new shares of its common stock.

For the avoidance of doubt and notwithstanding anything to the contrary herein, the Borrower shall be permitted to (x) issue the Additional Warrants and the Atlantic Warrants and amend the exercise price of the Warrants to equal the exercise price of the Additional Warrants and the Atlantic Warrants, in each case consistent with Section 7.18 and the Corre/AP Term Sheet and (y) in the event that the Atlantic Warrants or the Additional Warrants cannot be issued on or prior to any date set forth in Section 7.18 herein, issue the preferred equity, consistent with such Section 7.18 and the Corre/AP Term Sheet.

8.10 Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):

(a) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 8.10;

(b) Investments in cash and Cash Equivalents;

(c) Guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 8.1;

(d) loans or advances to employees, officers or directors of the Loan Parties or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time outstanding;

(e) Permitted Hedging Agreements;

(f) (Reserved);

(g) Permitted Intercompany Advances;

(h) Investments by Borrower or any of its Subsidiaries in a Loan Party or in any Person that will become a Loan Party concurrently with such Investment;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness;

(k) Investments by (i) Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties and (ii) Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount (when combined with all other Investments made pursuant to clauses (g) (to Subsidiaries that are not Loan Parties) and (n)) not to exceed $20,000,000 at any time outstanding (and solely in the ordinary course of business and consistent with past practices).

8.11 (Reserved).

8.12 Fiscal Year. The Loan Parties will not, and will not permit any of their Subsidiaries to, change their fiscal year from a year ending December 31.

8.13 Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make or permit any change in accounting policies, except as required by GAAP.

8.14 (Reserved).

8.15 ERISA Compliance. The Loan Parties will not, and will not permit any of their Subsidiaries or ERISA Affiliates to, directly or indirectly:

(i) engage in any Prohibited Transaction for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii) permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived;

(iii) terminate any Pension Plan where such event would result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA;

(iv) fail to make any required contribution or payment to any Multiemployer Plan;

(v) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code on or before the due date for such installment or other payment;

(vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that any Loan Party or Subsidiary or ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Code;

(vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or

(viii) take any action that would cause a Termination Event or the imposition of an excise tax under Section 4978 or Section 4979A of the Code.

8.16 UK Pensions.

(a) Each Loan Party shall ensure that:

(i) no member of the Group is or becomes an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and is not a scheme within section 38(1)(b) of the Pensions act 2004 or “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 save that for the purposes of this clause, a member of the Group shall not be connected with another company solely by reason of one or more of its directors or employees being a director of that other company) such an employer;

(ii) any contributions that a UK Loan Party or any of its Subsidiaries are required to pay to Furmanite International Limited Pension Plan are so paid before or when they fall due and payable in accordance with the schemes’ governing documentation and any overriding legislation; and

(iii) no action or omission is taken by any member of the Group in relation to a pension scheme which has or is reasonably likely to have a Material Adverse Effect including, without limitation, the commencement of winding-up proceedings but excluding for these purposes any action or omission that is taken by any member of the Group in relation to the continuation or termination of employment of any employee of the Group (on grounds of ill-health or otherwise).

(b) Each Loan Party shall promptly:

(i) notify the Agent of any material change in the rate of contributions to the Furmanite International Limited Pension Plan paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise);

(ii) provide to the Agent a copy of the Recovery Plan (and any amendments and/or variations thereto from time to time); and

(iii) (subject to any confidentiality obligations) provide copies of all notifications made to the Pensions Regulator under section 69 of the Pensions Act 2004 (as amended from time to time).

(c) Each Loan Party shall immediately notify the Agent:

(i) if it receives a Financial Support Direction or a contribution Notice from the Pensions Regulator;

(ii) (subject to any confidentiality obligations) of any investigation or proposed investigation by the Pensions Regulator of which it is aware which has resulted or may result in the Pensions Regulator taking any regulatory action against any member of the Group; and

(iii) any event of which it is aware which has triggered or may trigger a debt on any member of the Group under sections 75 or 75A of the Pensions Act 2004.

8.17 Prepayments; Amendments; Employment Agreements. The Loan Parties will not, and will not permit any of their Subsidiaries to,

(a) at any time, directly or indirectly, make any prepayment in cash in respect of principal of or interest in any Subordinated Debt, any unsecured Indebtedness or any other Indebtedness secured a Lien that is junior to the Lien securing the Obligations (collectively, “Junior Indebtedness”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness more than one year prior to the scheduled maturity date thereof; provided that, for the avoidance of doubt, neither the ABL Obligations nor the 2020 Term Loan Obligations shall constitute Junior Indebtedness; provided, further, that the foregoing shall not apply to:

(i) the 2017 Senior Convertible Notes, provided that with respect to principal thereof, such payment may only be made if at the time of such payment the Net Leverage Ratio as of the most recently ended fiscal quarter of the Borrower is less than or equal to 7.00 to 1.00,

(ii) conversion of any Junior Indebtedness to Equity Interests of the Borrower (other than Disqualified Equity Interests),

(iii) the payment, prepayment, repurchase, redemption, retirement, acquisition or payment on the account of any Junior Indebtedness (other than the 2017 Senior Convertible Notes) with any Refinancing Indebtedness in respect thereof,

(iv) the payment, prepayment, repurchase, redemption, retirement, acquisition or payment on account of any intercompany indebtedness (A) owing to a Loan Party to another Loan Party, (B) owing by a Subsidiary that is not a Loan Party to a Subsidiary that is not a Loan Party and (C) owing by a Subsidiary that is not a Loan Party to a Loan Party and as to any Subordinated Debt, except as expressly permitted in the Subordination Agreement applicable thereto, or

(v) the payment of regularly scheduled interest (including any penalty interest, if applicable) and payment of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of the Governing Documents of any Loan Party or any of its Subsidiaries or any documentation in respect of any Junior Indebtedness, in each case, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders; provided, this Section 8.17(b) shall not prohibit the refinancing, renewal or extension of Junior Indebtedness to the extent otherwise permitted by Section 8.1;

(c) from the Closing Date until the Board Trigger Date, enter into, or directly or indirectly, amend, modify, or change any of the terms or provisions of any existing, employment, retention, separation or similar agreement in favor of any executive officer or insider of any Loan Party or any of its Subsidiaries if the cash expense related to this change, or series of related changes within fifteen (15) Business Days, exceeds $1,000,000, without providing two (2) Business Days’ prior notice;

(d) from the Closing Date until the Board Trigger Date, agree to any bonus, retention or severance payment in favor of any executive officer or insider of any Loan Party or any of its Subsidiaries that constitutes a cash expense in excess of $1,000,000 individually, or as part of a program occurring within fifteen (15) Business Days, without providing two (2) Business Days’ prior notice; and

(e) at any time, directly or indirectly, make any repayment or prepayment in cash in respect of principal in any 2017 Senior Convertible Notes, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination thereof.

8.18 Lease Obligations. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction other than operating lease transactions for equipment paid for by such operating leases.

8.19 (Reserved).

8.20 (Reserved).

8.21 (Reserved).

8.22 Negative Pledge. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of Agent) prohibiting or conditioning the creation or assumption of any Lien in favor of the Obligations upon any of its assets; provided that the foregoing shall not apply to:

(i) restrictions or conditions imposed by Requirements of Law or by this Agreement or any other Loan Document,

(ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale,

(iii) restrictions or conditions imposed by any agreement relating to secured or purchase money Indebtedness or capital leases permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness,

(iv) customary provisions in lease and other contracts restricting the assignment thereof,

(v) customary anti-assignment clauses in licenses under which the Borrower or any of its Subsidiaries are the licensees,

(vi) any agreement in effect at a time a Person becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary,

(vii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents; provided that such amendments or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendments or refinancings,

(viii) customary restrictions on Liens imposed by agreements relating to deposit accounts and cash deposits and in the ordinary course of business,

(ix) (reserved), and

(x) restrictions or conditions set forth in the ABL Loan Documents, the 2020 Term Loan Documents, or both.

8.23 Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except

(i) transactions contemplated by the Loan Documents;

(ii) transactions with Affiliates that are in effect as of the Closing Date as permitted under the ABL Credit Facility and 2020 Term Loan Credit Facility;

(iii) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate;

provided, that the foregoing restrictions shall not apply to

(i) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(ii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business;

(iii) any transaction solely between or among the Subsidiaries that are not Loan Parties;

(iv) any transaction solely between or among Loan Parties; or

(v) guarantees by the Borrower or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm.

ARTICLE IX.

FINANCIAL COVENANT(S)

9.1 Maximum Net Leverage Ratio9.2 . The Borrower hereby covenants and agrees that the Loan Parties and their Subsidiaries will maintain a Net Leverage Ratio, calculated on an annualized basis for the three (3) fiscal quarter period ending on the last day of the fiscal quarter most recently ended on September 30, 2022 (and, for the avoidance of doubt, calculated such that any annual caps on adjustments included in the definition of “EBITDA” (which, for the avoidance of doubt, are limited to $15,000,000 for the entirety of the fiscal year ending on December 31, 2022) are reduced to the extent necessary to remain in proportion with such annualized calculation), of less than or equal to 10.50 to 1.00, on the last day of the fiscal quarter ended on December 31, 2022, of less than or equal to 8.00 to 1.00 and for all fiscal quarters ended on or after March 31, 2023, of less than or equal to 7.00 to 1.00.

9.2 Maximum Annual Capital Expenditures. The Borrower hereby covenants and agrees that the Loan Parties and their Subsidiaries will not exceed $33,000,000 in Capital Expenditures during any four (4) fiscal quarter period ending on the last day of the fiscal quarter most recently ended; provided that this Section 9.2 will not apply if the Net Leverage Ratio is less than or equal to 4.00 to 1.00 as of the end of the second and fourth fiscal quarter of such calendar year.

9.3 Minimum Liquidity. The Borrower hereby covenants and agrees that it shall not permit a Covenant Trigger Event (as defined in the ABL Credit Agreement, as may be amended or modified from time to time) to occur.

9.4 Equity Cure. In the event that the Loan Parties fail to comply with the financial covenant set forth in Section 9.1 as of the last day of any fiscal quarter for which such covenant is tested, any cash equity contribution to the Borrower after the last day of such fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the irrevocable election of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with the financial covenant in Section 9.1 at the end of such fiscal quarter and any subsequent testing period that includes such fiscal quarter (each, a “Cure Quarter”, and any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (i) the Borrower shall provide written notice to the Agent of its intent to accept a Specified Equity Contribution no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, (ii) only two Specified Equity Contributions may be made in the aggregate after the Closing Date, (iii) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Loan Parties to be in compliance with such financial covenants (the “Cure Amount”), (iv) all Specified Equity Contributions will be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to EBITDA and (v) the proceeds received by the Borrower from all Specified Equity Contributions shall be promptly used by the Borrower to prepay Term Loans in accordance with Section 2.5(d) (subject to (and to the extent permitted by) the 2020 Term Loan Documents and ABL Loan Documents (and, in each case, any Refinancing Indebtedness in respect thereof)) and there shall be no reduction in Consolidated Funded Indebtedness in connection with any Specified Equity Contribution (or the application of the proceeds thereof) for determining compliance with any provision under Article IX for the period ending on the last day of the applicable Cure Quarter.

ARTICLE X.

EVENTS OF DEFAULT

10.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) any Loan Party shall fail to pay any (i) principal of any Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and such default continues unremedied for a period of three (3) Business Days; or

(b) there shall occur a default in the performance or observance of any covenant contained in

(i) Section 2.4, 2.5(a), 2.5(b), 2.7 (with respect to any Loan Party), 7.1, 7.3, 7.6, 7.7, 7.8, 7.9, 7.11, 7.16, 7.17, 7.18, 7.19, 7.20 or 7.21, Article 8 or Article 9; or

(ii) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a) and Section 10.1(b)(i)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of Borrower or (y) written notice thereof from Agent to Borrower; or

(c) The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party; or

(d) any Loan Party or any of its Material Subsidiaries shall become the subject of an Insolvency Event; or

(e) (i) any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or

(ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or

(g) any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Subsidiaries exceeds $12,500,000 in the aggregate (to the extent not covered by insurance) and either

(i) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or

(ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h) a Change of Control shall occur; or

(i) (reserved);

(j) (reserved); or

(k) (i) any material covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms;

(ii) any Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or shall otherwise challenge any of its obligations under any of the Loan Documents.

(l) any Loan Party shall fail to provide the notices and other documents required under Section 7.8(i); or

(m) ; or

(n) The Borrower shall (i) terminate or repeal the Charter, or modify or amend the Charter in a manner that is not reasonably acceptable to the Agent, (ii) remove the Independent Director from the Independent Committee or the board of directors of the Borrower without the consent of the Agent, (iii) replace the Independent Director with a replacement independent director that is not reasonably acceptable to the Agent or (iv) terminate, modify or otherwise impede the board observer rights for the benefit of the Agent (or any affiliate thereof) contemplated by the Corre/AP Term Sheet.

10.2 Acceleration and Termination. Upon the occurrence and during the continuance of an Event of Default, Agent, at the direction of the Required Lenders, shall take any or all of the following actions, without prejudice to the rights of Agent or any Lender to enforce its claims against Borrower:

(a) Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.1(d), in which case all Obligations (including with any Applicable Premium) shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Agent or any Lender, all of which are hereby waived by the Borrower.

(b) Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 10.1(d), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by the Lenders shall be in their discretion.

Notwithstanding anything to the contrary contained herein, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, the Agent in accordance with this Article X for the benefit of the Secured Parties.

10.3 (Reserved).

10.4 (Reserved).

10.5 Post-Default Allocation of Payments.

(a) Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, if so directed by the Required Lenders or at Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, setoff, or otherwise, shall be allocated as follows:

(i) first, to all Lender Group Expenses owing to Agent (including attorneys’ fees) in its capacity as Agent;

(ii) second, to all Lender Group Expenses owing to the Lenders;

(iii) third, (reserved);

(iv) fourth, (reserved);

(v) fifth, to all Obligations constituting fees (other than any Applicable Premium); and

(vi) sixth, to all Obligations constituting interest; and

(vii) seventh, to all Obligations constituting principal and, thereafter, to all Obligations constituting Applicable Premium;

(viii) eighth, to all other Obligations;

(ix) ninth, (reserved);

(x) tenth, (reserved); and

(xi) finally, to the Loan Parties or whoever else may be lawfully entitled thereto.

Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. The allocations set forth in this section are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them without the consent of any Loan Party. No Loan Party is entitled to any benefit under this Section or has any standing to enforce this section.

10.6 No Marshaling; Deficiencies; Remedies Cumulative. Agent shall have no obligation to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. Borrower shall remain liable to Agent and the Lenders for any deficiencies, and Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Loan Party or in such order or such Loan Party as Agent or the Lenders may deem desirable, and are not intended to be exhaustive.

10.7 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrower hereby waives any damages (direct, consequential or otherwise) occasioned by the enforcement of Agent’s or any Lender’s rights under this Agreement or any other Loan Document. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrower acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

10.8 Further Rights of Agent and the Lenders. If Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if a Borrower shall fail to perform or comply with any other covenant, promise or obligation to Agent or any Lender hereunder or under any other Loan Document, in each case of the foregoing to the extent an Event of Default arises and continues, the Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all amounts so paid by Agent shall be treated as a Term Loan comprised of Base Rate Advances hereunder and shall constitute part of the Obligations.

10.9 Interest After Event of Default. Borrower agrees and acknowledges that the additional interest and fees that may be charged under Section 4.2 are

(a) an inducement to the Lenders to make Advances hereunder and that the Lenders and Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions,

(b) fair and reasonable estimates of the Lenders’ and Agent’s costs of administering the credit facility upon an Event of Default, and

(c) intended to estimate the Lenders’ and Agent’s increased risks upon an Event of Default.

10.10 Receiver. In addition to any other remedy available to it, Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower.

10.11 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

ARTICLE XI.

THE AGENT

11.1 Appointment of Agent.

(a) Each Lender hereby designates Corre Credit Fund, LLC as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. Agent may perform any of its duties by or through its agents or employees or by or through one or more sub-agents appointed by it.

(b) Each Lender further irrevocably authorizes the Agent to accept, for and on behalf of the Lenders, any parallel debt obligations with the Loan Parties pursuant to which the Agent shall have its own, independent right to demand payment of the amounts payable by each Loan Party in connection with the Obligations.

(c) The provisions of this Article are solely for the benefit of Agent and the Lenders, and except as expressly set forth herein, Loan Parties shall not have any rights with respect to any of the provisions hereof. Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for Borrower.

11.2 Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.

11.3 Lack of Reliance on Agent.

(a) Independent Investigation. Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make

(i) its own independent investigation of the financial or other condition and affairs of Borrower and the other Loan Parties in connection with taking or not taking any action related hereto and

(ii) its own appraisal of the creditworthiness of Borrower and the other Loan Parties, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Initial Term Loans or at any time or times thereafter.

(b) No Obligation of Agent. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the financial or other condition of Borrower and the other Loan Parties. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrower and the other Loan Parties, or the existence or possible existence of any Default or Event of Default, and shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Loan Party or a Lender.

11.4 Certain Rights of Agent. Agent may request instructions from the Required Lenders at any time. If Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon Agent’s action or inaction in response to instructions from the Required Lenders.

11.5 Reliance by Agent. Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. Agent may obtain the advice of legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

11.6 Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.

11.7 Agent in Its Individual Capacity. In its individual capacity, Agent shall have the same rights and powers hereunder as any other Lender or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include Corre Credit Fund, LLC in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.8 Holders of Notes.

Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

11.9 Successor Agent.

(a) Resignation. Agent may, upon one (1) Business Days’ notice to the Lenders and Borrower, resign by giving written notice thereof to the Lenders and Borrower.

(b) Replacement of Agent after Resignation. Upon receipt of notice of resignation by Agent, the Required Lenders may appoint a successor agent. If a successor agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent.

(c) (Reserved).

(d) Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was Agent.

11.10 (Reserved).

11.11 Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until Agent shall have received such directions, Agent may act or not act as it deems advisable and in the best interests of the Lenders.

11.12 Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE XII.

GENERAL PROVISIONS

12.1 Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier or other form of electronic transmission, including email, as follows:

To Agent

Corre Credit Fund, LLC

Email: operations@correpartners.com; tom.radionov@correpartners.com

646-863-7166

c/o Corre Partners Management, LLC

12 East 49th Street, 40th Floor

New York, New York 10017

With a copy to: Brian Lennon
Willkie Farr & Gallagher LLP
787 Seventh Avenue | New York, NY 10019-6099
Direct: +1 212 728 8295
blennon@willkie.com

To Borrower:	Borrower c/o Team, Inc. 13131 Dairy Ashford, Suite 600, Sugar Land, Texas, 77478 Attn: André C. Bouchard, Chief Legal Officer Email: butch.bouchard@teaminc.com

To any Lender	to its address specified in Annex A or in the Assignment and Acceptance under which it became a party hereto

Any party hereto may change its address, email address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, five (5) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (i) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

12.2 Delays; Partial Exercise of Remedies. No delay or omission of Agent to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Agent of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

12.3 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, if an Event of Default shall have occurred and be continuing and whether or not such Lender shall have made any demand or the Obligations of Borrower have matured, each Lender and its Affiliates shall have the right, subject to the consent of the Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of Borrower or any of their Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.3, such Lender shall provide notice to Agent and Borrower of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

12.4 Indemnification; Reimbursement of Expenses of Collection.

(a) Borrower hereby agrees that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, Borrower will indemnify, defend and hold harmless Agent, each Lender and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of

(i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) (reserved) or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, in all cases, regardless of whether such Indemnified Party is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by or against the Borrower, its equity holders, its Affiliates, its creditors or any other Person,

(ii) the presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries; any Environmental Actions or any Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; or any other action taken or required to be taken by a Borrower in connection with compliance by or liability of such Borrower, its business, or any of its owned or occupied properties, pursuant to any Environmental Laws, and

(iii) any pending, threatened or actual action, claim, proceeding or suit by any owner of any Borrower against such Borrower or any actual or purported violation of a Borrower’s Governing Documents or any other agreement or instrument to which a Borrower is a party or by which any of its properties is bound.

(b) In addition, Borrower shall, upon demand, pay to each of Agent and the Lenders all Lender Group Expenses incurred by each of them.

(c) If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, Borrower hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(d) Borrower’s obligations under Sections 4.10 and 4.11 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

12.5 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Lenders (or by Agent at their instruction on their behalf) (with a copy of all amendments provided to the Agent), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by Borrower and all the Lenders, do any of the following at any time:

(a) change the number or percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder;

(b) amend the definition of “Required Lenders”, or “Pro Rata Share”;

(c) amend this Section 12.5;

(d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or any fees or other amounts payable hereunder;

(e) postpone any date on which any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder is required to be made;

(f) (reserved);

(g) release all or substantially all of the value of the guaranties made pursuant to the Guaranty or any other Loan Document (except as expressly provided in the Loan Documents);

(h) (reserved);

(i) (reserved); or

(j) amend any of the provisions of Section 10.5;

provided, that no amendment, waiver or consent shall, unless in writing and signed by

(i) a Lender, increase the amount of or extend the expiration date of any Commitment of such Lender,

(ii) (reserved),

(iii) (reserved), and

(iv) Agent, in addition to the Lenders required above, take any action that affects the rights or duties of Agent under this Agreement or any other Loan Document.

12.6 Nonliability of Agent and Lenders. The relationship between and among Borrower, Agent and the Lenders shall be solely that of borrower, agent and lender and, respectively. Neither the Lenders nor Agent shall have any fiduciary responsibilities to Borrower. Neither the Lenders nor Agent undertake any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

12.7 Assignments and Participations.

(a) Borrower Assignment. No Borrower shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Agent and the Lenders, and any assignment in contravention of the foregoing shall be absolutely null and void.

(b) Lender Assignments. Each Lender may, with the consent of Agent (not to be unreasonably withheld) and, so long as no Event of Default has occurred and is continuing for more than 30 days, Borrower (not required in connection with an assignment to a Person that is (x) a Lender or an Affiliate thereof or (y) a limited partner of Corre Partners Management, LLC or an affiliated fund of such limited partner; provided that, in the case of clause (y), prior written notice shall be provided to the Borrower of such assignment), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance and a processing and recordation fee payable to Agent for its account of $3,500, if the assignee is not a Lender the assignee shall provide the Agent with all “know your customer” documents requested by the Agent pursuant to anti-money laundering rules and regulations; provided, that the Borrower shall be deemed to have consented to any assignment of any Commitments or Loans unless it shall have objected thereto by notice to the Agent within ten (10) Business Days after the Borrower has received written notice thereof.

No such assignment shall be for less than $5,000,000 of the Commitments or Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Loans. Upon the execution and delivery to Agent of an Assignment and Acceptance and the payment of the recordation fee to Agent, from and after the such assignment is recorded in the Register (the “Acceptance Date”),

(i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and

(ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.10, 4.11 and 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows:

(i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents,

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document,

(iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance,

(iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement,

(v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and

(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Agent’s Register. Agent, as non-fiduciary agent of the Borrower shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount (and stated interest) of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice. Upon its receipt of each Assignment and Acceptance, Agent will give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to assignee Lender a new Note to the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

(e) Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.

(f) Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 4.10 and 12.4 as if it were a Lender, provided that such Participant agrees to be subject to the last sentence of Section 2.9(b) as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the U.S. Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(h) Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(i) Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.8 Counterparts; Facsimile Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

12.9 Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.10 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrower to Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

12.11 (Reserved).

12.12 Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

12.13 LIMITATION OF LIABILITY. NEITHER THE AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE LOAN PARTIES IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT, SUCH LENDER OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE) THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, SUCH LENDER, OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE). THE LOAN PARTIES HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

12.14 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

EACH PARTY ACKNOWLEDGES AND ACCEPTS THAT, IF A PARTY IS REPRESENTED BY AN ATTORNEY IN CONNECTION WITH THE SIGNING AND/OR EXECUTION OF THIS AGREEMENT OR ANY OTHER AGREEMENT, DEED OR DOCUMENT REFERRED TO IN THIS AGREEMENT OR MADE PURSUANT TO THIS AGREEMENT, AND THE POWER OF ATTORNEY IS GOVERNED BY DUTCH LAW, THAT THE EXISTENCE AND EXTENT OF THE ATTORNEY’S AUTHORITY AND THE EFFECTS OF THE ATTORNEY’S EXERCISE OR PURPORTED EXERCISE OF ITS AUTHORITY SHALL BE GOVERNED BY DUTCH LAW.

12.15 SUBMISSION TO JURISDICTION.

ALL DISPUTES BETWEEN ANY OF THE LOAN PARTIES AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL

THEREFROM MAY BE TAKEN; PROVIDED, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

Each Loan Party that is organized under the laws of a jurisdiction outside the United States of America hereby appoints the Borrower, with an office at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas, 77478, as its agent for service of process in any matter related to this Agreement or the other Loan Documents and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date.

12.16 (Reserved).

12.17 JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE LOAN PARTIES, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES, THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

12.18 Attorney. Each Party acknowledges and accepts that, if a Party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement and the power of attorney is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of its authority shall be governed by Dutch law.

12.19 Agent Titles. Each Lender that is designated (on the cover page of this Agreement or otherwise) as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.20 Publicity. Agent may

(a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos upon execution of trademark use agreements reasonably satisfactory to Borrower) and

(b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

12.21 No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.

12.22 Confidentiality. Each of Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them

(a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential and are bound by confidentiality restrictions customary for such arrangements);

(b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates;

(c) to the extent required by applicable law or by any subpoena or other legal process;

(d) to any other party hereto;

(e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations;

(f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement;

(g) with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed); or

(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

Notwithstanding the foregoing, Agent may publish or disseminate general information describing this credit facility, including the names and addresses of Borrower and a general description of Borrower’s businesses, and may use Borrower’s logos, trademarks or product photographs in advertising materials, as provided in Section 12.20 (including upon execution of trademark use agreements reasonably satisfactory to Borrower). As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

12.23 Patriot Act Notice, etc.. Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, Agent is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Lender to identify it in accordance with the Patriot Act or the Beneficial Ownership Regulation. Agent will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

12.24 Advice of Counsel. The Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

12.25 Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.

12.26 Platform.

(a) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent nor any of its directors, officers, agents, employees, advisors, shareholders, attorneys or Affiliates (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform, unless it is determined by a final and nonappealable judgment or court order that the damages were the result of acts or omissions constituting gross negligence or willful misconduct of the Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

12.27 (Reserved).

12.28 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution and/or UK Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and/or UK Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority and/or UK Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution or UK Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution or UK Financial Institution (as the case may be), its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority or UK Resolution Authority (as the case may be).

12.29 Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.

12.30 Keepwell. The Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the guaranty contained in the Guaranty made by it in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12.31 Sovereign Immunity. Each Loan Party, in respect of itself, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Person or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Person related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Person hereby expressly waives, to the fullest extent permissible under applicable Requirements of Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States of America or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 12.31 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

12.32 Tax Treatment. For U.S. federal income tax purposes, the Initial Term Loans made under this Agreement, together with the Warrants, shall be treated as an investment unit, and, within forty-five (45) days of the Closing Date, the Borrower and Lenders shall in good faith reasonably agree on the portion of the Initial Term Loans to be allocated to the purchase of the Warrants and thereby result in a corresponding reduction in the “issue price” of the Initial Term Loans. Except as otherwise required by a Governmental Authority or change in applicable law, parties hereto agree to file tax returns consistent with the allocation set forth in this paragraph.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

BORROWER

TEAM, INC.

By:	/s/ André C. Bouchard
Name:	André C. Bouchard
Title:	Executive Vice President, Chief Legal Officer and Secretary

LENDER

Corre Opportunities Qualified Master Fund, LP

By:	/s/ John Barrett
Name:	John Barrett
Title:	Managing Partner

Corre Horizon Fund, LP

By:	/s/ John Barrett
Name:	John Barrett
Title:	Managing Partner

Corre Horizon Fund II, LP

By:	/s/ John Barrett
Name:	John Barrett
Title:	Managing Partner

AGENT

Corre Credit Fund, LLC

By:	/s/ John Barrett
Name:	John Barrett
Title:	Managing Partner